      As filed with the Securities and Exchange Commission on November 7, 1996
                                                Registration No. 333-14247

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               Conolog Corporation
                         (Name of issuer in its charter)

   Delaware                             3679                      52-0853566
-------------------------    ----------------------------    -------------------
(State or other juris-       (Primary Standard Industrial      (I.R.S. Employer
 diction of organization)      Classification Code No.)      Identification No.)


                                 5 Columbia Road
                              Somerville, NJ 08876
                                 (908) 722-8081
          (Address and telephone number of principal executive offices)

                           Robert S. Benou, President
                               Conolog Corporation
                                 5 Columbia Road
                              Somerville, NJ 08876
                                 (908) 722-8081
            (Name, address and telephone number of agent for service)

                                   Copies to:

                           Hartley T. Bernstein, Esq.
                           Bernstein & Wasserman, LLP
                                950 Third Avenue
                               New York, NY 10022
                                 (212) 826-0730
                              (212) 371-4730 (Fax)

      Approximate date of proposed sale to the public: As soon as reasonably practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

========================================================================================================
                                                                       Proposed
                                                   Proposed             Maximum           Amount of
      Title of Each                             Maximum Offering       Aggregate         Registration
Class of Securities to be         Amount to be     Price per        Offering Price           Fee
       Registered                  Registered     Security(1)
--------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par             1,775,000     $   2.69              $4,770,313        $1,644.80
value per share
--------------------------------------------------------------------------------------------------------

Total Registration and Fee                                                                $1,644.80(2)

========================================================================================================

----------
(1) Estimated solely for purposes of calculating registration fee pursuant to Rule 457 under the Securities Act of 1933. The proposed maximum offering price was calculated based upon the average of the high and low price of the Company's Common Stock on the Nasdaq SmallCap Market for October 11, 1996.


(2)   Previously paid.



      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               CONOLOG CORPORATION

                              CROSS REFERENCE SHEET
                          Between Items in Registration
                    Statement on Form S-1 and the Prospectus

      Item in Form S-1                          Prospectus Caption
      ----------------                          ------------------
1.    Front of Registration                     Forepart of Registration
      Statement and Outside Front               Statement and Outside Front
      Cover of Prospectus                       Cover Page of Prospectus

2.    Inside Front and Outside Back             Inside Front and Outside Back
      Cover Pages of Prospectus                 Cover Page of Prospectus

3.    Summary Information and Risk              Prospectus Summary; Risk Factors
      Factors

4.    Use of Proceeds                           Use of Proceeds

5.    Determination of Offering                 Outside Front Cover Page of
      Price                                     Prospectus and Risk Factors

6.    Dilution                                  Not Applicable

7.    Selling Securityholders                   Selling Securityholder and Plan
                                                of Distribution

8.    Plan of Distribution                      Selling Securityholder and Plan
                                                of Distribution

9.    Description of Securities                 Description of Securities
      to be registered

10.   Interests of Named Experts and            Legal Matters; Experts
      Counsel

11.   Information with Respect to               Prospectus Summary; Business;
      the Registrant                            Management's Discussion and
                                                Analysis of Financial Condition
                                                and Results of Operation

12.   Disclosure of Commission                  Certain Transactions; Part II -
      Position on Indemnification               Item 14
      for Securities Act Liabilities

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH AN OFFER, SOLICITATION OF SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.


                  Subject to Completion, dated November 7, 1996


Prospectus

                             CONOLOG CORPORATION

                       1,775,000 Shares of Common Stock

      This Prospectus relates to the sale of 1,775,000 shares of common stock, par value $1.00 per share, of Conolog Corporation, a Delaware corporation ("Conolog" or the "Company") all of which are being registered on behalf of CNL Holdings, Inc., which holds an option to purchase such shares (1,400,000 of which are issuable upon conversion of a Note) from The Chase Manhattan Bank. CNL Holdings, Inc. is hereinafter referred to as "CNL" or the "Selling Securityholder." See "Selling Securityholders and Plan of Distribution."

      The Common Stock offered by this Prospectus may be sold from time to time by the Selling Securityholder, or by its transferees. No underwriting arrangements have been entered into by the Selling Securityholder. The distribution of the securities by the Selling Securityholder may be effected in one or more transactions that may take place on the over-the-counter market including ordinary broker's transaction, privately negotiated transactions or through sales to one or more dealers for resale of such shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerages fees or commissions may be paid by the Selling Securityholder in connection with sales of such securities.

      The Selling Securityholder and intermediaries through whom such securities may be sold may be deemed "underwriters" within the meaning of the Securities Act of 1933 as amended, with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation.

      The Company will not receive any of the proceeds from the sale of the securities by the Selling Securityholder. However, pursuant to an agreement between the Company and the Selling Securityholder, the Selling Securityholder may loan funds, in certain circumstances, to the Company. All costs incurred in the registration of the securities of the Selling Securityholder are being borne by the Company. See "Selling Securityholder and Plan of Distribution" and "Business - Credit Facility -- New Terms of Credit Facility and Agreement with the Selling Securityholder."


      On _____, 1996, the closing bid and ask prices for the Common Stock as reported on the Nasdaq SmallCap Market, were $_______ and $_______ , respectively. See "Market Price for Common Stock and Class A Warrants."

      AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. AN INVESTMENT IN THESE SECURITIES SHOULD BE CONSIDERED ONLY BY PERSONS CAPABLE OF SUSTAINING THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" WHICH BEGIN ON PAGE 9.


      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Prospectus is _________________, 1996

                               PROSPECTUS SUMMARY


      This summary is qualified in its entirety by the more detailed information, financial statements and notes thereto appearing elsewhere in this Prospectus and assumes (a) the filing of the Company's Certificate of Amendment to its Certificate of Incorporation increasing the total number of authorized shares to 22,000,000, of which 2,000,000 is classified as Preferred Stock and 20,000,000 as Common Stock which is scheduled to occur on or about November 19, 1996 and (b) the conversion of the Chase Manhattan Note into 1,400,000 shares of Common Stock by the Selling Securityholder. See "Description of Securities," "Selling Securityholder and Plan of Distribution" and "Business-Credit Facility."


The Company

      Conolog Corporation, a Delaware corporation (the "Company" or "Conolog") was organized in 1968 and is engaged in the design, manufacture (directly or through subcontractors) and distribution of small electronic and electromagnetic components and subassemblies for use in telephone, radio and microwave transmission and reception and other communication areas that are used in both military and commercial applications. The Company's products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets.

      The Company is engaged in the design and manufacture of (i) transducers, which are electromagnetic devices which convert electrical energy into mechanical and other forms of physical energy, or conversely convert mechanical and other forms of physical energy into electrical energy; (ii) digital signal processing (DSP) systems and electromagnetic wave filters for differentiation among discreet audio and radio frequencies; (iii) audio transmitters and modulators, for the transmission over telephone lines, microwave circuits, or satellite, of electrical signals obtained from transducers, data generated in electronic code form or by computers or other similar equipment (not manufactured by the Company); (iv) audio receivers and demodulators which are small systems which receive and decode the signals from the audio transmitters and convert them into digital codes for input into computers, teletypes or other similar equipment (not manufactured by the Company) or convert such signals into mechanical or other form of energy, such as opening or closing valves, or starting or stopping a motor; (v) magnetic "networks" which are devices that permit the matching or coupling of different types of communication equipment together or many identical or similar equipment together or onto telephone or other transmission lines so as not to cause interference; and (vi) analog transmitters and receivers, which permit the coding/transmission and receiving/decoding of a constantly variable data, such as the water level in a tank, pressure in a pipe or temperature, by actually displaying the exact information at the receiving end in digital form for storing in a computer or other devices, or by physically displaying the information in a visual fashion such as a numerical readout or meter.

      Since the 1980's, Conolog has been an active participant in providing electromagnetic wave filters for major military programs, such as the Patriot Missile, Hawk Missile and Sea Sparrow Missile. In addition to these projects, Conolog components are currently used by the military in tanks, the Apache helicopters and the MK-50 torpedoes.


      During 1987, the Company made the strategic decision to redirect the Company's focus from military to commercial markets. Since that time, the Company has refocused on manufacturing and marketing its products for the commercial marketplace rather than depend on the military and defense related markets. The effort has included the introduction of new products, the redesign of existing products and increased advertising and marketing efforts, as permitted by its limited financial resources. The percentage of revenues attributed to products manufactured for use in commercial applications increased from approximately 4% of sales in 1981 ($171,000) to approximately 77% of sales in 1996 ($1,480,000). The decision to embark on this program entailed a major design effort, including the coordination of outside engineering consultants to develop a complete line of products aimed at the Company's target markets. The emphasis was on products for electric utilities, cogeneration of power, gas and water companies, traffic control for departments of transport (DOT) and airports utilizing DSP (Digital Signal Processing) technology. DSP designs have long term stability with minimum or no maintenance, allowing the Company to offer customers a product line with a 12 year warranty - a first on the market.


      Testing of the Company's first commercial product group, the Teleprotection Series PTR- 1000, was under way in the latter part of 1992 by Bonneville Power Administration. This detailed test permitted the Company to "fine tune" the product for power transmission applications. In March 1994, the PTR-1000 was approved for use by such utility and thereafter by other utilities and municipalities. To date, the Company has sold and delivered over 450 PTR-1000 sets to 14 utilities and 3 municipalities, most of which are installed and in service.

      Following the PTR-1000, in 1993, the Company introduced its "98 Series" Tone Products for water, gas, telephone and oil companies, waste-water, traffic control and airports. In 1994 the Company unveiled the Power Supply Series (allowing the various utilities to power-up the equipment from any power source), the "40 Series" for transmission of analog variable data (i.e., water levels, gas pressures, and temperature) and the Multiplexer Series which permits the transmission of up to 900 separate data points, again using a telephone line, microwave link, or satellite. In 1994 the Company also introduced the "68 Series" tone products. This series is the "98 Series" repackaged mechanically specifically for customers with older systems wanting to upgrade to DSP technology without the expense of a complete mechanical installation. The "68 Series" offers the entire line offered by the "98 Series". In 1995 the Company introduced a stand alone "98 Series" transmitter and receiver for field installations and a wide range fiber optic interface for the Iniven products. The fiber optic interface is also available as a stand alone coupling device. In

1996 the Company launched its industrial grade 1200 Baud Modem for data transmission/communication.

      Due to the end of the cold war and the downsizing of the American military, the Company experienced unexpected sharp reductions of military contracts in fiscal 1993 (the Company's fiscal year end is July 31) resulting in a 50% decline in the Company's sales for that year, down to $1,486,298 from $2, 997,308 in fiscal 1992. The sales of new products could not replace the decrease in military sales. The Company, however, continued to pursue sales as aggressively as its available resources would permit. Sales in fiscal 1994 increased to $2,044,860, a 37% increase over fiscal 1993. Sales in fiscal 1995 were $2,090,933 a 2% increase over fiscal 1994. Sales in fiscal 1996 were $1,924,466 an 8% decrease from fiscal 1995. Revenues from the Company's military product sales represented approximately 60%, 30% and 23% of sales of the Company in fiscal 1994, 1995, and 1996, respectively, reflecting the Company's emphasis on commercial sales and markets.


      The Company's products are used in radio and other transmissions, telephones and telephone exchanges, air and traffic control, automatic transmission of data for utilities, teleprinting of transmitted data such as news and stock market information and for use by electric utilities in monitoring power transmission lines for faults and/or failures. The Company's products may be used independently or in combination with other products to form a system type configuration, whereby the Company's equipment is pre-assembled in a large cabinet with other equipment in a configuration that would provide the end user with protection as well as operational status displays.

      The Company is presently engaged and focused in two basic market areas:
(1) Military sales via direct contract sales to the military, as subcontractor to systems producers and to foreign governments; and (2) Commercial sales (under the tradename " INIVEN" (A Division of Conolog)) via direct sales to end users, sales to system assemblers and sales to contractors/installers. See "Business".

      On August 16, 1995, the Company completed an underwritten offering ("August 1995 Offering") of its securities by selling 235,750 Units ("Units"), each Unit consisting of two (2) shares of Common Stock and one (1) Redeemable Class A Warrant ("Class A Warrant" or "Warrant") at a price of $10.00 per Unit. The Company received net proceeds of $1,853,025. The offering was underwritten by I.A. Rabinowitz & Co. (the "Public Offering Underwriter").

      The Company's executive offices are located at 5 Columbia Road, Somerville, New Jersey 08876, telephone (908) 722-8081.

Present Capitalization

Common Stock. . . . . . . . . . . . 1,032,639 shares(1)

Series A Preferred Stock. . . . . . 155,000 shares(2)

Series B Preferred Stock. . . . . . 1,790 shares(3)

Shareholders of Record. . . . . . . 843(4)

The Offering

Securities Offered By the
   Selling Securityholder(5). . . . 1,775,000 shares of Common Stock, $1.00 par value per share.  See "Descriptions of
                                    Securities."
Common Stock to Be Outstanding
 After Completion of the
 Offering(6) . . . . . . . . . . .  2,432,639 shares

NASDAQ SmallCap Market Symbols . .  Common Stock --- CNLG;
                                    Class A Warrants --- CNLGW

Risk Factors. . . . . . . . . . . . The securities are subject to a high degree of risk. See "Risk Factors."
----------
(1) Does not include treasury stock. See "Financial Statements". Does not assume conversion of The Chase Manhattan Note into 1,400,000 shares of Common Stock (See Note 5 below). Does not include possible issuance of (i) 1,135,750 shares of Common stock issuable upon exercise of 1,135,750 Class A Warrants, (ii) 41,000 shares of Common Stock issuable upon exercise of a Unit Purchase Option issued to the Public Offering Underwriter and (iii) 20,500 shares of Common Stock issuable upon exercise of Class A Warrants contained in such Unit Purchase Option.

(2) Each share of Series A Preferred Stock is convertible into 1 share of Common Stock upon payment of $1,200 per share. See "Description of Securities".

(3) The shares of Series B Preferred Stock are convertible into an aggregate of 358 shares of Common Stock. See "Description of Securities" and "Certain Transactions."

(4)   As of October 9, 1996.

(5) The Selling Securityholder has the option to purchase 375,000 shares of Common Stock held by The Chase Manhattan Bank and a Promissory Note held by The Chase Manhattan Bank in the principal amount of $1,025,000 (the "Chase Manhattan Note"). The Chase Manhattan Note is convertible, at the option of the holder, into 1,400,000 shares of Common Stock. See "Business
      - Credit Facility."


(6) Does not include treasury stock. See "Financial Statements."Assumes the conversion of the Chase Manhattan Note by the Selling Securityholder. Does not include possible issuance of (i) 1,135,750 shares of Common Stock issuable upon exercise of 1,135,750 Class A Warrants, (ii) 41,000 shares of Common Stock issuable upon exercise of a Unit Purchase Option issued to the public Offering Underwriter and (iii) 20,500 shares of Common Stock issuable upon exercise of Class A Warrants contained in such Unit Purchase option. See "Description of Securities", "Selling Securityholders and Plan of Distribution."

Use of Proceeds. . . . . . . . . .  The Company will not receive proceeds from the sale of the shares of Common Stock
                                    offered hereby. However, pursuant to an
                                    agreement between the Company and the
                                    Selling Securityholder, the Selling
                                    Securityholder may loan funds, in certain circumstances, to the Company. See "Business - Credit Facility -- New Terms of Credit Facility and Agreement with the Selling Securityholder."

 Summary Financial Information

      The summary financial information set forth below is derived from and should be read in conjunction with the more detailed financial statements and notes appearing elsewhere in this Prospectus.


                                                                        YEAR ENDED JULY 31
                                             -------------------------------------------------------------------
                                               1996           1995          1994           1993          1992
                                             -----------   -----------   -----------   -----------   -----------
Net sales and other income                   $ 1,924,466   $ 2,090,933   $ 2,044,860   $ 1,486,298   $2,997,308
Income (loss) from continuing operations     $   293,552    (1,014,296)   (1,182,988)     (322,005)      72,026

Income (loss) from continuing operations -
historic                                             .28          (.12)         (.27)         (.07)         .02
Income (loss) from continuing operations
per share, after giving effect                                  (12.01)       (27.22)        (7.41)        1.66
to 1-for-100 reverse  stock split in August
1995
Pro forma loss from continuing operations
per share*                                           .12          (.70)
Total assets                                   3,927,834     3,882,235     3,739,294     4,601,015    4,586,003
Long-term debt and capitalized lease
  obligations                                      4,973        34,103     3,829,625     3,732,961    2,654,957


* After giving effect to 1,400,000 shares of Common Stock issuable in exchange for the unpaid amount of principal and interest due to the Bank.

                              AT JULY 31
                              ----------
                                ACTUAL            ADJUSTMENT       AS ADJUSTED
                              ----------          ----------       -----------
Working Capital             $ 1,914,981    (1)   $ 1,069,696       $ 2,984,677
Total Assets                  3,927,834                              3,927,834
Long-Term Liabilities             4,973                                  4,973
Stockholders' Equity          2,374,312    (1)     1,069,696         3,444,008


----------
(1) Reflects 1,400,000 shares of Common Stock issued in exchange for the unpaid amount of principal and interest due to the Bank.

                                  RISK FACTORS

      In making comparisons with other investments or in considering the success of other investments, one should bear in mind that the success of any investment depends upon many factors including opportunity, general economic conditions, experience and competence of management. There is no representation that the same positive factors are present in this Company which have been present in like ventures that have been successful.

      Any person who is considering the purchase of the Securities offered herein should carefully consider the adverse factors described below. Any one or more of these factors could have a negative effect on the Company of such impact as to cause the value of the Company's securities to be greatly diminished.


1. Working Capital; Stockholders' Equity; Prior Periods' Losses and Profits. At July 31, 1996, the Company had working capital of $1,914,981 and stockholders' equity of $2,374,312. The Company's continued existence is dependent upon it successfully expanding its business and attaining profitable operations. The Company reported income of $293,552 and losses of $522,044 and $1,182,988 for the years ended July 31,1996, 1995, 1994, respectively. The losses reported included inventory write-offs of $50,281, $656,248, and $944,970, for years ended July 31, 1996, 1995, and 1994, respectively. In addition, reported interest expense for the same periods were $131,854, $253,686, and $362,317 respectively. See "Business-Credit Facility," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


2. Risks Attendant to Expansion. Like any business enterprise operating in a specialized and competitive market, the Company is subject to many business risks which include, but are not limited to, unforeseen marketing and promotional expenses, unforeseen negative publicity and competition. Many of the risks inherent in the Company's business may be unforeseeable or beyond the control of management. There can be no assurance that the Company will successfully market the Company's products or develop new products in a timely or effective manner, which would materially adversely affect the Company's operating results. See "Business".

3. Minimal Sales Staff. The Company employs only 2 marketing executives. In 1995, the Company elected a Vice President of Marketing and Sales who introduced a comprehensive advertising campaign for the major product lines in water/waste water and utility publications appearing monthly. In addition, the Company has signed up to attend the major shows pertaining to water, waster water and power utilities. Although the response to these efforts have shown promise, the success of the Company's future marketing efforts will depend on the market environment and the needs of the economy. See "Business of the Company -- Marketing and Sales" and "Employees".

4. Reliance on Component Manufacturers. The Company is dependent on outside suppliers for all of the subcomponent parts and raw materials necessary to manufacture the Company's products. A shortage, delay in delivery, or lack of availability of a given part could lead to manufacturing delays, which could reduce sales until the problem is remedied. All electrical components of the Company's products are standard stock items for which a replacement vendor can be readily obtained. The Company is not dependent upon any single supplier. The Company purchases some custom parts, primarily printed circuit boards. The failure of a vendor of one of these customized components could cause a lengthy delay in production, resulting in a loss of revenues. See "Business-Raw Materials; Inventory" and "Manufacturing".

5. Dependence on Present Management. The success of the Company is dependent upon the services of its current management, particularly Robert S. Benou, its President and its key engineers. The Company carries no insurance on the lives of any of its officers. None of its officers have written employment contracts. Thus, the Company cannot force any employee to continue to remain an employee, and there can be no assurance that the Company will not be competing with any of such persons if they leave the employ of the Company. If it were to lose the services of Mr. Benou or any of its other key employees, there is no assurance that the Company would be able to locate and retain a qualified replacement. The prolonged lack of availability of any current member of senior management, whether as a result of death, disability or otherwise, could have an adverse effect upon the business of the Company. See "Management".

6. Competition: Rapid Technological Change. The market for the Company's products is very competitive. There are several companies engaged in the manufacture of products of the type produced by the Company, most of which are substantially larger and have substantially greater name recognition and greater financial resources and personnel. The principal elements of competition in the Company's markets include product quality and reliability, price, service and delivery. Competition is expected to continue and intensify. The market is also characterized by rapid technological changes and advances. The Company is an insignificant factor in the industry. There can be no assurance that the Company will be able to develop or acquire new products to keep the Company competitive or stay competitive in general. Lack of market acceptance for the Company's existing or new products, the Company's failure to introduce new products in a timely or cost effective manner or its failure to increase functionability of existing products or remain price competitive, would materially adversely affect the Company's operating results. There can be no assurance that the Company will be successful in its product development efforts. See "Business-Research and Development; New Products" and "Competition".



7. Dependence on Large Customers. Sales to the Company's major customer in fiscal 1996 (B.C. Hydro-Canada ) totaled $401,000 (20% of all sales). Sales to the Company's major customer in fiscal 1995 (United States Government) totaled $424,849 (20% of net sales). During fiscal 1994, sales to the Company's only major customer (Westinghous Electric Corp. - Naval Systems Division) totaled $597,000 (29% of net sales). None of such customers has or had any material relationship other than business with the Company. See "Business-Large Customers".


      The dependence on major customers subjects the Company to significant financial risks in the operation of its business should a major customer terminate, for any reason, its business relationship with the Company. In such event the financial condition of the Company may be adversely affected and the Company may be required to obtain additional financing, of which there can be no assurance. The Company has taken into account the decreasing military budget of the United States. See "Business-History." Currently less than 50% of the Company's revenues are derived from the military and are expected to diminish as a percentage of sales.

8. Defense Industry Downsizing - Historical Dependence on Government Contracts. Recent world events have resulted in a decreased demand for defense related products causing a general downsizing of the American defense industry. These factors, along with federal budget constraints, have caused the Company to realize order cancellations in the amount of $650,000 since 1990 and for another $600,000 placed on a production hold pending specific releases. The Company's ability to continue to attract and retain orders from defense contractors, which as a group accounted for $442,627 in fiscal 1996 or 23% of the Company's total revenue of $1,924,466, has been affected. The Government shutdown during the last half of 1995 and early 1996 seriously aggrevated an already deteriorating situation impairing overall sales level growth. While the Company has changed its strategy for growth by a conversion to primarily commercial business, there can be no assurance that it will be completely successful in this objective.


9. Price Stability. The Company's sales to defense-related contractors and manufacturers have historically occurred in a relatively stable price environment. Pressure in defense spending may adversely affect prices and profit margins in that market. While the Company believes that its planned expansion in the commercial market will help it to better manage such a change in the defense market, there can be no assurance that it will be completely successful in this objective.

10. No Assurance of Public Trading Market for Common Stock; "Penny Stock" Regulations. Prior to this offering, the Company's Common Stock has been thinly traded in the Nasdaq Small Cap Market and there is no assurance that an active trading market will develop, or that an active trading market, if developed, will be sustained. If for any reason, however, an active public trading market does not develop, purchasers of the Securities may have difficulty in selling their Securities should they desire to do so. In any event, due to the price of the Company's securities, many brokerage firms will not effect transactions in the Securities and it is unlikely that any bank or financial institution will accept such Securities as collateral, which could have an adverse effect in developing or sustaining any market for the Company's Securities. Under the rules of the National Association of Securities Dealers, Inc. ("NASD"), in order to qualify for initial quotation of securities on Nasdaq, a company, among other things, must have at least $4,000,000 in total assets, $2,000,000 in total capital and surplus, $1,000,000 in market value of public float, a minimum bid price of $3.00 per share and at least two (2) market makers. For continued listing, a company, among other things, must have $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the requirements for quotation on Nasdaq, trading if any, in the Units, Common Stock and Warrants offered hereby would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD's Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for the Company's Securities. Between January 1988 and the August 1995 Offering, the Company's Common Stock traded on the OTC Bulletin Board. Prior thereto, the Common Stock was listed on Nasdaq until it was delisted for failure to meet the Nasdaq requirements.

        The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define "penny stock" to be an equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If the Securities offered hereby are removed from Nasdaq, the Company's securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in the offering to sell the Company's securities in the secondary market.


11. Restricted Shares of Common Stock Eligible for Future Sale. Immediately prior to the sale of the Shares hereunder, the Company had an aggregate 1,032,639 shares of its Common Stock issued and outstanding, 538,687 of which are "restricted securities," which may be sold only in compliance with Rule 144 under the Securities Act of 1933, as amended (375,000 of which are being registered hereunder by the Selling Securityholder). Rule 144 provides, in essence, that a person holding restricted securities for a period of two years after payment therefor may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. (Persons who are not affiliates of the Company and who have held their restricted securities for at least three years are not subject to the volume or transaction limitations.) Any such sales could have a material adverse effect on the market price for the Common Stock, should a trading market develop.

12. No Common Stock Dividends. The Company has not paid any dividends on its Common Stock and does not anticipate paying dividends on its Common Stock in the foreseeable future. The future payment of dividends is directly dependent upon future earnings of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors. For the foreseeable future, it is anticipated that any earnings which may be generated from the Company's operations will be used to finance the growth of the Company even if the Company's operations are profitable. See "Dividends". In addition, under the terms of the Company's existing bank line of credit and outstanding indebtedness, the Company is prohibited from paying any cash dividends. See "Business - Credit Facility".

13. Control by Management. Officers and directors and persons who may be deemed affiliates, as a group, beneficially own and have the right to vote 82% of the issued and outstanding Common Stock of the Company (assuming conversion of the Chase Manhattan Note - See "Principal Shareholders"), assuming no exercise of any options or warrants. Inasmuch as the Company's Certificate of Incorporation does not provide for cumulative voting, such holders will be in a position to elect all of the directors and thereby control the Company. The purchasers of securities in this offering will have only a limited ability to elect any directors of the Company or to significantly affect corporate decision making on material events such as mergers or acquisitions. See "Principal Stockholders" and "Description of Securities."

14. Governmental Regulation. The Company's manufacturing facilities, in common with those of the industry generally, are subject to numerous existing and proposed Federal and state regulations designed to protect the environment, establish occupational safety and health standards and many other matters. The Company believes that its operations are in compliance with existing regulations and does not believe that said compliance has had or will have any material effect upon its capital expenditures, earnings or competitive position. See "Business-Governmental Regulation."

15. Dependence on Qualified Personnel. Because of the technological nature of the Company's business, the Company is dependent upon its ability to attract and retain technologically qualified personnel. There is significant competition for technologically qualified personnel and the Company may not be successful in recruiting such qualified personnel. See "Management."

16. Facilities Subject to Lien. The Company owns its facilities located at 5 Columbia Road, Somerville, NJ, which is subject to a lien to secure a loan made by Chase Manhattan Bank. Should the Company default on such loan, it may lose its facilities, which may have a material adverse impact on the Company. The Bank has deferred all payments of principal and interest under the Chase Manhattan Note until April 16, 1997. If the Chase Manhattan Note is converted into 1,400,000 shares of Common Stock, the lien on the Company's facility will be released. See "Business - Credit Facility."

17. Additional Authorized Shares Available for Issuance May Adversely Affect the Market. The Company is authorized to issue 20,000,000 shares of its Common Stock, $1.00 par value. As of the date hereof there are a total of 2,432,963 shares of Common Stock (assuming conversion of the Chase Manhattan Note) issued and outstanding (not including treasury stock, See "Financial Statements"). However, the total number of shares of Common Stock issued and outstanding does not include the exercise of up to 1,137,750 Class A Warrants to purchase up to 1,137,750 shares of the Company's Common Stock, the Public Offering Underwriter's option to purchase up to 41,000 shares of Common Stock and 20,500 Class A Warrants to purchase 20,500 shares of Common Stock. After reserving a total of 1,199,250 shares of Common Stock for issuance upon the exercise of all the Warrants, the Company will have at least 16,368,111 shares of authorized but unissued capital stock available for issuance without further shareholder approval (of which 155,358 has been reserved for conversion of all of the Company's Series A and Series B Preferred Stock outstanding).

      The registration statement of which this prospectus forms a part covers the offering of 1,775,000 shares of Common Stock which are subject to an option to purchase by CNL Holdings, Inc. from Chase Manhattan Bank. Sales of such Common Stock in the future, however, may have an adverse effect on the market price of the Company's Common Stock. See "Selling Securityholder and Plan of Distribution."

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company as of July 31, 1996, and as adjusted to give effect to the exchange of the securities for the unpaid amount of principal and interest due to the Bank. This table should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Registration Statement.


                                                                         AT JULY 31, 1996

                                                 -------------      ----------------------------
                                                     ACTUAL         ADJUSTMENTS      AS ADJUSTED
                                                 -------------      -----------      -----------
STOCKHOLDERS' EQUITY:

Preferred Stock, par value $.50; Series
A; 4% cumulative; 162,000 shares
authorized, 155,000 shares issued and
outstanding                                      $    77,500         $      ---      $   77,500

Preferred Stock, par value $.50; Series B;
$.90 cumulative; 50,000 shares authorized;
1,790 shares issued and outstanding                      597                ---             597
                                                 -----------                         ----------

Preferred Stock, par value $5.00,
2,000,000 shares authorized after
offering (-0- shares before offering)                    ---                ---             ---

Common Stock, par value $1.00 authorized
6,000,000 shares (20,000,000 shares
after offering); issued 1,032,639 shares
including 8,776 shares held in Treasury
before offering; after offering
2,432,639(1)                                       1,035,186     (1)  1,400,000       2,435,186
                                                 -----------                         ----------

Additional paid in capital                         4,401,636     (1)   (330,304)      4,071,332
                                                 -----------                         ----------

Retained earnings (deficit)                       (3,008,873)              ----      (3,008,873)
                                                 -----------                         ----------

Treasury stock                                      (131,734)              ----        (131,734)
                                                 -----------                         ----------

TOTAL STOCKHOLDERS'
EQUITY                                             2,374,312               ----       3,444,008
                                                 -----------                         ----------

TOTAL CAPITALIZATION                             $ 2,374,312               ----      $3,444,008
                                                 ===========                         ==========


----------
(1) Reflects 1,400,000 shares of Common Stock issued in exchange for the unpaid amount of principal and interest due to the Bank.

                                     DIVIDENDS

      Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company. To date, the Company has neither declared nor paid any dividends on its Common Stock nor does the Company anticipate that such dividends will be paid in the foreseeable future. Rather, the Company intends to apply any earnings to the expansion and development of its business. Any payment of cash dividends on the Common Stock in the future will be dependent upon the Company's earnings, financial condition, capital requirements and other factors which the Board of Directors deems relevant. Until such time as the Credit Facility is paid in full, the Company is restricted from issuing any dividends on its capital stock. See "Risk Factors-Dividends" and "Business-Credit Facility" and "Description of Securities."

Selected Financial Information

      The summary financial information set forth below is derived from and should be read in conjunction with the more detailed financial statements and notes appearing elsewhere in this Prospectus.





                                                                        YEAR ENDED JULY 31
                                             -------------------------------------------------------------------
                                               1996           1995          1994           1993          1992
                                             -----------   -----------   -----------   -----------   -----------

Net sales and other income                   $ 1,924,466   $ 2,090,933   $ 2,044,860   $ 1,486,298   $2,997,308



Income (loss) from continuing operations     $   293,552    (1,014,296)   (1,182,988)     (322,005)      72,026

Income (loss) from continuing operations -
historic                                             .28          (.12)         (.27)         (.07)         .02

Income (loss) from continuing operations
per share, after giving effect                                  (12.01)       (27.22)        (7.41)        1.66
to 1-for-100 reverse  stock split in August
1995

Pro forma loss from continuing operations
per share*                                           .12          (.70)

Total assets                                   3,927,834     3,882,235     3,739,294     4,601,015    4,586,003

Long-term debt and capitalized lease
  obligations                                      4,973        34,103     3,829,625     3,732,961    2,654,957



* After giving effect to 1,400,000 shares of Common Stock issuable in exchange for the unpaid amount of principal and interest due to the Bank.

                              AT JULY 31
                              ----------
                                ACTUAL             ADJUSTMENT          AS ADJUSTED
                              ----------           ----------          -----------

Working Capital              $ 1,914,981    (1)   $ 1,069,696          $ 2,984,677

Total Assets                   3,927,834                              3,927,834

Long-Term Liabilities              4,973                                  4,973

Stockholders' Equity           2,374,312    (1)     1,069,696         3,444,008


----------
(1) Reflects 1,400,000 shares of Common Stock issued in exchange for the unpaid amount of principal and interest due to the Bank.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                             CONDITION AND RESULTS OF OPERATIONS


Results of Operations

      In order to summarize the Company's operating results for the past three years, the following tables indicate the percentage relationships of income and expense items in the statements of income and the percentage changes in those items for such years.


Income & Expense Items as a Percentage of    Income & Expense                       Percentage
       Revenue from Operations                  Items                            Increase/Decrease
-----------------------------------------   ----------------------  -------------------------------------------



          Years Ended July 31,
-----------------------------------------                           -------------------------------------------
  1996          1995            1994                                1995 to 1996    1994 to 1995   1993-to-1994

 100.0%        100.0%           100.0%      Sales & other income        (8.00)%          2.2%         37.5%
 67.20*        92.20*           98.40*      Cost of products sold      (32.90)          (4.20)       203.6
 49.20         44.20            41.70       Selling, general &           2.40            8.40          6.0
                                            administrative
  6.80         12.10            17.70       Interest                   (48.00)          (30.0)         7.8

123.20       (148.50)          157.80       Total costs &              (23.60)         ( 3.80)        78.8
                                            expenses
(23.20)       (48.50)          (57.80)      Income (loss) before       (56.00)         (14.30)      (269.8)
                                            taxes
  ---         (23.50)            ---        Income taxes              (100.00)                       (96.4)
                                            (credits)
(23.20)%       (25.0)%          (57.8)%     Income (loss) before       (14.40)%        (14.3)%      (267.4)%
                                            extraordinary item


----------

* Includes write-offs for obsolete or excess inventories which were $50,281, $656,248, and $944,970 for 1996, 1995 and 1994, respectively.

1996 Compared to 1995





      On August 16, 1995, the Company offered 235,750 Units (the "Units") at a price of $10.00 per Unit. Each Unit consisted of two (2) shares of Common Stock, par value $1.00 per share ("Common Stock"), and one (1) Redeemable Class A Warrant for Common Stock ("Class A Warrant"). The Common Stock and Class A Warrants were immediately detachable and separately tradeable. Each Class A Warrant entitled the holder to purchase one share of the Company's Common Stock, at an exercise price of $6.00, subject to adjustment, from August 17, 1996 through August 16, 1998. The Class A Warrants are subject to redemption by the Company at anytime after August 17, 1996 on not less than 30 days notice at $.05 per warrant, provided the average closing price of the Common Stock for 20 consecutive trading days ending within 15 days prior to the notice exceeds $7.20 per share.



      The costs of the offering were deducted from the proceeds from the sale of stock.



      On August 16, 1995, the Company effected a 1- for - 100 reverse stock split of its Common Stock on all shares of Common Stock outstanding.



      On August 16, 1995, holders of 19,360 shares of the Company's Series B Preferred Stock (including Robert Benou and Arpad J. Havasy, officers and directors of the Company) converted their shares of Series B Preferred Stock into 387,200 (3,872 post-split) shares of Common Stock.



      On August 16, 1995, $381,533 of the $420,179 of accrued dividends on the Series B Preferred Stock at December 31, 1994 were converted into 76,307 shares of Common Stock (represents a $5.00 per share assigned value of Common Stock) and the remaining dividends due to such holders (including Messrs. Benou and Havasy) were waived.





      On August 16, 1995, accrued salaries through April 28, 1995 of $309,109 owed by the Company to Mr. Benou were converted into 61,822 shares of Common Stock (represents a $5.00 per share assigned value of Common Stock).



      On August 16, 1995, in connection with the August 1995 Offering, the Bank exchanged their existing loan agreement for the following:



      (a)   $250,000 cash
      (b)   $1,025,000 five-year term loan
      (c)   375,000 common shares of the Company



      The debt forgiveness of $1,232,728 on restructuring of the obligation less the tax benefit thereon is accounted for as an extraordinary gain to the Company.

      Revenues for the year ended July 31, 1996 decreased to $1,924,416 from $2,090,933 for the year ended July 31, 1995 representing a decrease of 8%. Revenues declined as a result of a decline in sales in the military sector. The Company completed a large sale of switches to the military in fiscal 1996 and did not have a comparable sale for fiscal 1995.



      Gross margins for the year totaled $632,1841 and $163,194, respectively, representing 32.9% and 7.8% of revenues. Gross margins were higher in 1996 due to the obsolete inventory write-off in 1995. Without the inventory write-off the 1996 and 1995 gross margin would have been 35.5% and 39.3% respectively. The gross margin for 1996 was lower than 1995 without the inventory write-off due to the fact that the higher than normal discounts were offered and taken on two major sales.



      Selling, general and administrative expenses increased from $924,524 in 1995 to $946,954 in 1996, representing an increase of 2.4%. These expenses increased as a result of an expansion of the employment base and an increase in advertising and promotion costs.




      Interest expense totaled $134,854 for the year ended July 31, 1996 as compared to $253,686 in interest expense for the year ended July 31, 1995. The Company reached a debt restructuring agreement with the Bank during 1995 that resulted in having no interest expense for the quarter ended April 30, 1995.



       As a result of the foregoing, the Company reported a net profit of $293,552 or $.28 per share. The 1996 net profit was inclusive of a debt compromise of $740,376 net of a tax benefit of $492,352. This compares to a net loss of $522,044, or $.12 per share for the same period last year (after retroactive effect to a 1 for 100 reverse split on August 16, 1995 and after extraordinary item in 1996).



      As of July 31, 1996 Registrant's backlog of orders stands at approximately $3.4 million, a mix of military and commercial telecommunication products. The Company anticipates its commercial shipments to grow as a percentage of total sales for the foreseeable future.



1995 Compared to 1994


      Total revenue increased $46,000, or 2.2% from $2,045,000 in 1994 to $2,091,000 in 1995. The increase was attributable to an expansion in the commercial sector of the Company's business, which contributed $1,422,000 or 68% of total revenues in 1995, compared to $1,300,000 or 64% of total revenues in 1994.

      Costs of sales totaled $1,271,000 for the year ended July 31, 1995 as compared to $1,068,000 for the comparable period ended July 31, 1994, representing 60.8% and 52.2% of net revenues, respectively. Cost of sales increased as a result of product mix during the comparable years.

       A charge of $656,000 for inventory write-off was recorded during the year. This amount was exclusively due to certain inventories purchased for military programs in prior periods that were phased out. There was a comparable charge of $945,000 in fiscal 1994.

      The Company determined during the first quarter of 1995 that there was not sufficient information from the Government's Defense-Electronic Supply Center ("DESC") facility to permit the Company to make a quantitative determination for future sales. Inventory which totaled $656,000 was written off after management made an analysis of parts maintained for military and government orders compared to available inventories. This amount consisted of $318,000 for raw materials, $249,000 for work in progress and $89,000 for finished goods. There were comparable charges of $945,000 in the twelve month period ended April 30, 1994.

This analysis consisted of a study of the forecasted requisitions of upcoming orders of the DESC, Conolog's principle defense customer. On examination of prospective sales, it was determined that the government has no requirements for Conolog's military products for at least the next twelve to eighteen months.

      As a result of the foregoing, gross profit margins totaled $163,914 or 7.8% of sales for the fiscal year ended July 31, 1995 as compared to $32,330 or 1.6% of sales for the same twelve month period in 1994. Exclusive of inventory adjustments, gross profit margins would have been 39% for the year ended July 31, 1995 and 48% for the year ended July 31, 1994.

      Selling, General and Administrative Expense totaled $925,000 or 44.2% of revenues, as compared to $853,000 or 41.7% of revenues for the comparable period last year.

      As a result of the foregoing, an operating loss of $761,000 was realized for the year ended July 31, 1995 as compared to an operating loss of $821,000 for the same period last year.

      Interest expense for the twelve months totaled $254,000 compared to $362,000 for the fiscal year ended July 31, 1994. The bank had agreed to fix the total interest owed as of January 31, 1995 and to keep the amount unchanged through August 16, 1995. Accordingly, no interest expense was accrued from February 1, 1995 through July 31, 1995.

      As a result of the foregoing, the Company incurred a net loss of $522,000 for the twelve months ended July 31, 1995, compared to a net loss of $1,183,000 for the same period last year. The loss in 1995 was reduced by the income tax benefit derived from previously incurred operating losses not deducted. The losses, as a result of the Registration, will be deductible against forgiveness of indebtedness income.

      As of July 31, 1995 the Company's backlog totaled $1.3 million, consisting of a mix of military and commercial telecommunication products, compared to $1.5 million at July 31, 1994. The Company anticipates its commercial shipments to continue to grow as a percentage of total sales in the foreseeable future.


1994 Compared to 1993

      Sales and other income increased $558,500, or 37.5% from 1993. The increase was due to the concentration of marketing to non-government customers, which began several years ago but is now beginning to materialize. Government sales in fiscal 1994, as well as in fiscal 1993 were approximately $700,000 per year. In fiscal 1992 and earlier, government sales exceeded $2,000,000 per year.

      During the quarters ended October 31, 1993, January 31, 1994 and April 30, 1994 not all government requisitions for procurements had been posted at the government's Defense Electronics Supply Center ("DESC") facility in Dayton,

Ohio. Until all requisitions for future procurements are listed, the Company could not determine which items would be phased out or not procured at all.

      Based upon the open requisitions by DESC, during the last quarter of the fiscal year, it was demonstrated that a much reduced future for potential business existed. Based on the reduced potential quantities, the Company wrote off a commensurate percentage of its related military inventory, which amounted to $944,970. In addition, the Company wrote off any parts that had not been required for products for 4 years and for which no orders had been received in the past 2 years and no orders anticipated in the coming year. On this basis, the Company determined that the utility of these parts was zero.

      It has been the experience of the Company that when no orders are received for a product for a period of 2 years, none were received in the third or subsequent years. The same is true for any parts that had not been called for production for 4 years. General parts are interchangeable and unless they are earmarked for a specific job, a 4 year life is considered normal.

      Costs of products sold is a distorted figure, 98.4%, since approximately $945,000 of old inventory was written off. Had this write-off not occurred, the cost of sales would have been 52.2%. Although this percentage is greater than normal, the lack of available cash has hampered management's ability to buy product at more favorable prices. Inventory was written off in the last quarter of the fiscal year after an analysis was made of parts in the stockroom that were at least four years old and for which no orders had been received in the past two years.

      Selling, general and administrative costs increased $48,000 from 1993, or 6%, due primarily to increased salaries.

      Interest and expense increased by $26,000, or 7.6%, due to an increase in rates. Approximately $483,000 of interest to the Bank has been accrued but unpaid. Under the new restructured loan agreement, that interest will begin to be paid off beginning July 1995. See "Business - Credit Facility."


Financial Condition, Liquidity and Capital Resources

1996 Compared to 1995



      Working capital at July 31, 1996 was $1,914,981 compared to a deficit of $2,229,171 at year ended July 31, 1995. The improvement in the working capital is the result of the August 1995 Offering, as described in more detail under Results of Operations.




      The Company is technically in default of its bank loan to the Bank due to non-payment of principal and interest since January 1996. However, the Bank has agreed to defer any payments at this time since they have signed an allonge agreement with the Company in September 1996 (see below). The total debt is on the balance sheet as current as of July 31, 1996. Interest has been accrued through July 31, 1996.



      Accounts receivable have increased from $171,541 at year-end July 31, 1995 to $304,020 at July 31, 1996. This increase has been caused by slower payment procedures by certain Government agencies, a smaller discount policy currently offered to customers of normal sales and sales having been made to several customers for export with acceptance at destination, which historically extends the collection period.



      Management feels that it has leased or acquired sufficient equipment to meet its capital expenditure needs for the next year. Obligations under capital leases which are presently in effect are approximately $34,000 for the year and somewhat less thereafter. Historically, the Company has always leased equipment. Its annual lease obligations have ranged from $59,000 in 1993 to its present figure of $34,000. The Company's liquidity and working capital have been effected by these obligations and will continue to be so since the operation is dependent upon the use of this equipment.



      For the past year, the Company's marketing emphasis has been directed to the utility industry since its Iniven line produces a variety of products used by them. Most of the products offered must be tested for quality, endurance, etc. for a period of time by the potential customer. Management is of the opinion that much of the testing will be completed in the coming year and sales will be forthcoming from the results of these tests. Accordingly, it is anticipated that sales and profits will be higher in the next twelve months as compared to the past twelve months.



1995 Compared to 1994


      At July 31, 1995, the Company had a working capital deficit of $2,229,000 and a shareholder deficit of $1,944,000. The Company increased its liquidity on August 24, 1995, through the sale of common stock in a public offering. The net proceeds received from the August 1995 Offering were approximately $1,527,000, which caused working capital to increase by that amount. In addition, the shareholders' deficit of $1,944,000 has changed to a surplus of approximately $3,100,000 as a result of the proceeds of the stock offering and the restructuring of the bank loan permitted by the additional equity.

      During the fiscal year, the Company decreased its inventory from $2,990,000 to $2,600,000. The decrease in inventory was caused primarily by a $656,000 writedown of certain of the Company's slow-moving military products, partially offset by increased requirements in stocking levels for commercial parts. The Company increased its sales and marketing efforts late in the year as part of its strategy to improve its revenues. The increase in operating expenses resulting from these efforts adversely affected the liquidity of the Company. The Company plans to continue to accelerate its sales, marketing and research and development efforts at increased levels for the foreseeable future.

      The Company has no material commitments for capital expenditures as of the date hereof. The Company anticipates, however, acquiring additional equipment and fixtures (for example, test equipment and manufacturing equipment) and may consider a subcontractor for increased manufacturing volume in the future, as increased requirements may dictate. The Company has begun to evaluate a number of make-or-buy operations in order to assure adequate resources for future production.

Inflation

      Management believes that the results of operations have not been affected by inflation and management does not expect inflation to have a significant effect on its operations in the future.

1994 Compared to 1993

      The Company was not able to meet its commitment made under the restructured loan agreement dated November 1993. However, the Bank has agreed to further restructure the Credit Facility and extend the payments of principal and interest. Interest on the loans will accrue but will not be payable until July 31, 1995. Beginning on that date, interest payments are to be made in arrears on the last day of each month, with all unpaid interest previously accrued becoming due and payable on November 30, 1995. All principal on the loans will become due and payable on November 30, 1995. The additional extension was granted after the Company prepared projections for the forthcoming year. These projections indicate a certain amount of profitability but not enough cash flow to begin payment of principal within the fiscal year 1995.

      Working capital at July 31, 1994 was $2,086,000 compared to $3,275,000 in 1993. The drop in working capital was primarily due to a write-off of inventory for military sales, which management feels will not materialize. The working capital ratio at 1994 was 2.75% compared to 4.9% at 1993.

      Management is encouraged by the increase in sales to its non-military customers. Should projections be realized, the Company should begin to turn around and produce a profit this coming fiscal year. Cash flow should be sufficient to meet the Company's current obligations.

      New Terms of Credit Facility and Agreement with the Selling Securityholder


      The principal amount owing to the Bank under the Company's Credit Facility at July 31, 1996 was $1,012,500 and the unpaid accrued interest was $57,196. The Bank and the Company have entered into the Conolog Corporation Allonge, dated as of September 11, 1996, pursuant to which the Amended and Restated Term Note dated as of August 2, 1995 between the Company and the Bank (the "Note") was amended to permit the conversion by the Bank of the unpaid principal and interest due under the Note into 1,400,000 shares of the Company's Common Stock on or before April 16, 1997. The conversion right may be exercised by the Bank or its assignee. The Bank has deferred all payments of principal and interest under the Note until April 16, 1997.


      The Bank and CNL Holdings, Inc. ("CNL or the "Selling Securityholder") have entered into an Option and Purchase, Sale and Assignment Agreement dated as of September 12, 1996 (the "Option Agreement"). Under the Option Agreement the Bank has granted an option to CNL to purchase all of the Bank's interest in (i) the Amended and Restated Term Loan Agreement dated as of August 2, 1995 between the Company and the Bank, (ii) the Note and (iii) the 375,000 shares of the Company's Common Stock owned by the Bank. CNL paid $150,000 to the Bank for the option, which has an exercise price of $1,500,000 (a balance of $1,350,000) and an expiration date of April 15, 1997.

      The Company and CNL have entered into an agreement dated as of September 12, 1996 (the "Agreement"), whereby CNL has agreed to loan up to $2,500,000 to the Company under certain circumstances (as described below) and the Company has agreed to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission to register the 375,000 shares of Common Stock owned by the Bank and the 1, 400,000 shares of Common Stock into which the
Note is convertible (collectively, the "Acquired Shares").

      The proceeds of the sale of the Acquired Shares will be applied as follows: the first $1,500,000 will be paid to CNL for the payments made to the Bank pursuant to the Option Agreement; 50% of the balance, up to $2,500,000, will be loaned to the Company (the "Loans") within five days of CNL's receipt of the proceeds.

      Each loan will be evidenced by a Note bearing interest at the rate of 4% per annum and will be due 12 months from the date of such Loan. At maturity, the Company will have the option to pay each Loan, together with all accrued interest thereon, by issuing shares of a new Series C Preferred Stock (the "Series C Preferred") having a value of $5.00 per share for purposes of such repayment.

      The series C Preferred will be non-voting and carry a cumulative dividend of 8% per annum which may be payable by the issuance of shares of Common Stock valued at $5.00 per share up to a maximum of 40,000 shares per annum. The Series C Preferred will be convertible into common stock at the rate of one share of common stock for each share of Series C Preferred and have a liquidating preference of $5.00 per share.

      The Agreement also provides that for the two year period commencing on the issuance of any shares of Series C Preferred (the "Registration Period") CNL may elect to include its Series C Preferred in any post-effective amendment to the Registration Statement or any new registration statement under the Securities Act of 1933, as amended. In addition, the Agreement also provides that during the Registration Period, CNL may give notice to the Company to the effect that it desires to register its shares under the Act for public distribution in which case the Company will file a post-effective amendment to a then current registration statement or a new registration statement.

      Management believes that the foregoing transactions benefit the Company and its stockholders. In the event CNL exercises its option under the Option Agreement, exercises the conversion right under the Agreement and the offering of the Acquired Shares is successful, the Company has the opportunity to, in effect, exchange its debt for Preferred Stock and eliminate the Company's default under the Credit Facility.

MARKET PRICE FOR COMMON STOCK AND CLASS A WARRANTS

      The Company's Common Stock and Warrants are thinly traded on the Nasdaq SmallCap Market, under the symbols CNLG and CNLGW. Prior to the August 1995 Offering, the Common Stock was traded on the OTC Bulletin Board.

      The following table sets forth, for the periods indicated, the high and low bid and asked quotations of the Common Stock, based upon information supplied by the National Quotation Bureau for the years 1993, 1994, and the first two quarters of 1995. Such quotations represent inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily represent actual transactions. The Company effected a 1-for-100 reverse stock split on August 16, 1995. As of October 9, 1996, the Company's Common Stock was held by approximately 843 shareholders of record.



                            Bid                Asked
                     -----------------  -----------------

                      High       Low      High       Low
                     -----------------  -----------------
1993

First Quarter          .08       .05      .25        .14

Second Quarter         .08       .05      .50        .14


Third Quarter          .08       .04      .50        .14

Fourth Quarter         .08       .04      .15        .14

1994

First Quarter          .05       .04      .15        .14

Second Quarter         .05       .03      .15        .125

Third Quarter          .05       .001     .15        .06

Fourth Quarter         .015      .001     .10        .05

1995

First Quarter          .02       .01      .10        .05


Second Quarter         .04       .01      .15        .05

      The following table sets forth, for the periods indicated, the high and low prices of the Company's Units (which no longer trade), Common Stock and Warrants traded on the Nasdaq SmallCap Market for the third and fourth of 1995 and the first three quarters of 1996.:



                    Units                Common Stock               Warrant
                    -----                ------------               -------
1995            High        Low         High        Low         High        Low
----            ----        ---         ----        ---         ----        ---

Third Quarter
                18.5        14          8.50        5.75        4           2

Fourth Quarter
                19.25       14.75       9.25        6.25        3.25        1.25

1996
----
First Quarter

Second Quarter  15          11          8.125       3.875       2           .9375


Third Quarter
                11.25       11.25       6.5625      4.25        1.5         1.0156

                    __          ___      6.25       2.25        1.5         .5625


                                   BUSINESS

General

      Conolog Corporation, a Delaware corporation (the "Company" or "Conolog") is engaged in the design, manufacture (directly or through subcontractors) and distribution of small electronic and electromagnetic components and subassemblies for use in telephone, radio and microwave transmission and reception and other communication areas that are used in both military and commercial applications. The Company's products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets.

History

      The Company was organized in 1968 and was engaged primarily in the design and manufacture of electronic components and systems for military applications.

      The Company, in July 1971, merged with DSI Systems, Inc., then engaged in the development and manufacture of terminal viewers for digital retrieval of microfilm. Later that year, the name was changed from DSI Systems, Inc. to Conolog Corporation.

      By 1980 it became apparent that the military segment of the business was growing while the terminal viewer segment was a drain on cash and other resources. By the year end the terminal viewer business was discontinued and the inventory relating thereto was written off, allowing the Company to concentrate on its military business.

      In 1981 the Company acquired one of its customers, INIVEN Corporation ("INIVEN"). At that time, the Company was manufacturing, on behalf of INIVEN, a line of transmitters and receivers used for controlling and transceiving the measurement of the flow of gases and liquids, by gas and water utilities, for controlling the flow of waste water and sewage and measuring and controlling traffic.

      Since the 1980's, Conolog has been an active participant in providing electromagnetic wave filters for major military programs, such as the Patriot Missile, Hawk Missile and Sea Sparrow Missile. In addition to these projects, Conolog components are currently used by the military in tanks, the Apache helicopters and the MK-50 torpedoes.

      During 1987, the Company made the strategic decision to redirect the Company's focus from military to commercial markets. Since that time, the Company has refocused on manufacturing and marketing its products for the commercial marketplace rather than depend on the military and defense-related markets. The effort has included the introduction of new products, the redesign of existing products and increased advertising and marketing efforts, as permitted by its limited financial resources. The percentage of revenues attributed to products manufactured for use in commercial applications increased from approximately 4% of sales in 1981 ($171,000) to approximately 77% of sales in 1996 ($1,480,000). The decision to embark on this program entailed a major design effort, including the coordination of outside engineering consultants to develop a complete line of products aimed at the Company's target markets. The emphasis was on products for electric utilities, cogeneration of power, gas and water companies, traffic control for departments of transport
(DOT) and airports utilizing DSP (Digital Signal Processing) technology. DSP designs have long term stability with minimum or no maintenance, allowing the Company to offer customers a product line with a 12 year warranty - a first on the market.


      Testing of the Company's first commercial product group, the Teleprotection Series PTR-1000, was under way in the latter part of 1992 by Bonneville Power Administration. This detailed test permitted the Company to "fine tune" the product for power transmission applications. In March 1994, the PTR-1000 was approved for use by such utility and thereafter by other utilities and municipalities. To date, the Company has sold and delivered over 450 PTR-1000 sets to 14 utilities and 3 municipalities, most of which are installed and in service.

      Following the PTR-1000, in 1993, the Company introduced its "98 Series" Tone Products for water, gas, telephone and oil companies, waste water, traffic control and airports. In 1994 the Company unveiled the Power Supply Series (allowing the various utilities to power-up the equipment from any power source), the "40 Series" for transmission of analog variable data (water levels, gas pressures and temperature) and the Multiplexer Series, which permits the transmission of up to 900 separate data points, again using a telephone line, microwave link, or satellite. In 1994 the Company also introduced the "68 Series" tone products. This series is the "98 Series" repackaged mechanically specifically for customers with older systems wanting to upgrade to DSP technology without the expense of a complete mechanical installation. The "68 Series" offers the entire line offered by the "98 Series". In 1995, the Company introduced a stand alone "98 Series" transmitter and receiver for field installations and a wide range fiber optic interface for the Iniven products. The fiber optic interface is also available as a stand alone coupling device. In 1996, the Company launched its industrial grade 1200 Baud Modem for data transmission/communication.



      Due to the end of the cold war and the downsizing of the American military, the Company experienced unexpected sharp reductions of military contracts in fiscal 1993 (the Company's fiscal year ends on July 31) resulting in a 50% decline in the Company's sales for that year, down to $1,486,298 from $2,997,308 in fiscal 1992. The sales of new products could not replace the decrease in military sales. The Company, however, continued to pursue sales as aggressively as its available resources would permit. Sales in fiscal 1994 increased to $2,044,860, a 37% increase over fiscal 1993. Sales in fiscal 1995 were $2,090,933 a 2% increase over fiscal 1994. Sales in fiscal 1996 were $1,924,466 an 8% decrease from fiscal 1995. Revenues from the Company's military product sales represented approximately 60%, 30% and 23% of sales of the Company in fiscal 1994, 1995 and 1996, respectively, reflecting the Company's emphasis on commercial sales and markets.


General Description; Products

      The Company is engaged in the design and manufacture of (i) transducers, which are electromagnetic devices which convert electrical energy into mechanical and other forms of physical energy, or conversely convert mechanical and other forms of physical energy into electrical energy; (ii) digital signal processing (DSP) systems and electromagnetic wave filters for differentiation among discreet audio and radio frequencies; (iii) audio transmitters and modulators, for the transmission over telephone lines, microwave circuits, or satellite, of electrical signals obtained from transducers, data generated in electronic code form or by computers or other similar equipment (not manufactured by the Company); (iv) audio receivers and demodulators which are small systems which receive and decode the signals from the audio transmitters and convert them into digital codes for input into computers, teletypes or other similar equipment (not manufactured by the Company) or convert such signals into mechanical or other form of energy, such as opening or closing valves, or starting or stopping a motor; (v) magnetic "networks" which are devices that permit the matching or coupling of different types of communication equipment together or many identical or similar equipment together or onto telephone or other transmission lines so as not to cause interference; and (vi) analog transmitters and receivers, which permit the coding/transmission and receiving/decoding of a constantly variable data, such as the water level in a tank, pressure in a pipe or temperature, by actually displaying the exact information at the receiving end in digital form for storing in a computer or other devices, or by physically displaying the information in a visual fashion such as a numerical readout or meter.

      Such products are used in radio and other transmissions, telephones and telephone exchanges, air and traffic control, automatic transmission of data for utilities, teleprinting of transmitted data such as news and stock market information and for use by electric utilities in monitoring power transmission lines for faults and/or failures. The Company's products are used by customers engaged in or manufacturing equipment for the activities described. The

Company's products may be used independently or in combination with other products to form a system type configuration, whereby the Company's equipment is pre-assembled in a large cabinet with other equipment in a configuration that would provide the end user with protection as well as operational status displays.

Present Status/Business Product Description

      The Company is presently engaged and focused in two basic market areas:

         A) Military Sales - Direct contract sales to the military

                           - As subcontractor to systems producers

                           - Foreign governments

         B) Commercial Sales (Under the tradename "INIVEN" (a Division of Conolog))

                           - Direct sales to end users

                           - Sales to system assemblers

                              - Sales to contractors/installers

         (C) Commercial Sales - As Manufacturing Subcontractor to Systems Producers.

(A) Military Sales

      Since 1992 the Company's engineering staff is dedicated to "INIVEN" commercial designs and does not engage in any new designs for military applications. The Company actively participates in bids only for parts the Company has designed since inception in 1968. Presently there are approximately 400 designs that are applicable to these repeat residual sales.

      These residual sales are primarily for the Company's electromagnetic wave filters used in military radios, vehicles (cars, trucks or tanks), portable (backpack), special signaling equipment and exchanges (as in field command posts), weapon/missile guidance and control (patriot missile, tomahawk, pave-paws), torpedo active signal recognition and differentiation mounted in the nose cone of the torpedo (MK-30, Captor, MK-50 torpedoes), ship to ship teletype signaling filters used in deployment of ships (UCC-1 and UCC-4 systems) as well as many other signaling applications where accurate electromagnetic frequency control is required.

      The Company markets the above military sales directly and through independent manufacturing sales representatives on a commission basis.


(B) Commercial "INIVEN" Sales and Products

      "INIVEN" equipment is designed around four (4) core product groups:

            (1)   PTR-1000 Teleprotection Series
                  (Protective Tone Relaying Communications Terminal)

            (2)   Audio Tone & Telemetry Equipment
                  (Audio Tone Control, Telemetering and Data Transmission Systems), which includes Series "98", "68", "40" and "GEN-1".

            (3)   Multiplex Supervisory Control System

            (4) Communication Link Multihead Fiber Optic Couplers and Industrial Grade 1200 Baud Modems.

(1) PTR-1000 Teleprotection Series

      This product is designed for use exclusively by electric power generators (electric utilities and cogenerators) in order to protect their transmission and distribution lines. The PTR-1000, by monitoring the output signal of the transmission equipment in less than one hundred of a second protects the transmission and distribution lines.

      The PTR-1000 are installed in pairs, one unit at each end of the line. Each unit is connected and in constant communication with the other, as they continuously monitor the line for faults. In the event of a fault occurring (such as a downed line or a short circuit) at either end and when confirmed by the receiving PTR-1000 unit, the line is immediately isolated for shut down, averting costly damage and downtime.

      The PTR-1000 system is composed of a transmitter, dual receivers, a logic card (brain center and controller of the system), relay module, line interface module and power supply module. The transmitters at each end are independent and transmit (continuously) the status (information being monitored) at their end of the line.

      In the event of a fault, the information is transmitted to the PTR-1000 at the other end of the line and once confirmed by both its receivers (this duality is designed such that both receivers must agree before any action is taken), it will, when programmed to do so, isolate that end of the line. Generation and distribution of electric power entails expensive equipment at both ends of the line. Faults causing interruption of transmission can cause costly replacement of failed equipment and loss of revenue caused by downtime for repairs.

      The PTR-1000 is designed for global use by electric utilities and any entity generating power for its own consumption with resale of surplus power to an electric utility, such as cities, municipalities, cooperatives and large corporations that find it more economical to generate their own electricity.


      The PTR-1000 target market is worldwide, as follows:

o New installations; i.e., new transmission lines, new distribution segments, for utilities and cogenerators.

o Existing installations not properly protected, improving efficiency and down time.

o Existing installations for upgrading to PTR-1000 technology, again improving efficiency and down time.

      Sales efforts for the PTR-1000 are presently being conducted by the Company's marketing executives, through independent manufacturers' representatives and through distributors. Sales are targeted primarily to the largest utilities and co-generators.

      According to McGraw-Hill, Inc. Electrical World (Electric Utilities of the United States), in the United States alone, there are over 500 large entities generating electricity. They are:

o     Investor-owned

o     Municipal Systems

o     Cooperative Systems

o     Federal, State and District systems.

      To date , the Company has sold and delivered over 450 PTR-1000 sets to 14 utilities and 3 municipalities, most of which are installed and in service.

(2) Audio Tone and Telemetry Equipment

      For many years there has been a need for a modularly independent system that would permit a user, from a distance, to control functions such as opening a valve, starting a motor, shutting down a compressor, changing a traffic signal, control landing lights at an airport, activate a hazard warning on a highway, and in return allow the user to receive information, such as the liquid level in a tank, the pressure in a pipe, the rate of flow out of a compressor, the flow of traffic, the status of a traffic light, airport lights, or confirmation that a command was performed. Such information is transmitted and received and the control functions are performed from a distance utilizing telephone lines, microwave link or direct wire.

      These applications, by their nature, can be accomplished with slow speed signaling systems composed of a transmitter on one end and a receiver on the other to carry out the necessary instructions provided by the transmitter. Each set (transmitter/receiver combination) is called a channel. Because of the slow speed, up to 30 channels could be made to transmit and receive signals, in either direction on a single telephone line, microwave link or direct wired line at the same time. This parallel transmission permits each transmitter/receiver pair to be independent of all the others.

      This product segment includes the first generation equipment, known as GEN-1, followed by later generations which include technological improvements and programmable capabilities to include:


o GEN-1 Series - First generation with electromagnetic modules and first generation programmable modules without electromagnetic modules.

o "98" and "68" Series - The latest generation applies DSP and microprocessor technology with full programmability, in the field or at the factory.

o "40" Series - Designed to function with the "98" or "68" series; transmits and receives variable analog data.

GEN-1 and GEN-1 Programmable Series

      The diversity of applications for this equipment makes it available for a wide range of users who are not restricted to a single industry. Typical industrial uses include: the measurement of water and gas, waste water, gasoline, oil, traffic, and electricity. Typical users include: utilities, co-generators, airports, navy yards, telephone companies, paper and pulp processors and wherever remote control and data acquisition is required.

      Because of the ease of use and installation, there is much GEN-1 type equipment installed and used in the United States by a wide spectrum of diverse users. Since the Company's line has a distinct mechanical configuration, the Company designed its GEN-1 Programmable units and other improvements as replacements for existing units. These account for approximately 20% of the Company's commercial sales. The Company's line of GEN-1 equipment is extensive and provides the user with the ability to perform multiple control functions, status monitoring as well as continuous variable data monitoring, such as a level in a tank or pressure gauge.

      Sales for this line are primarily for the replacement of existing installations and for expansion of these installations where it would not be economical to install the latest technology, which would not be mechanically compatible.

      Sales to this market are made in the same manner as the PTR-1000 market except that manufacturers' representatives specialize in selling to this diverse market.

"98," "68" and "40" Series

      These series represent the Company's latest designs in the audio tone equipment utilizing the more advanced DSP technology, which provides high accuracy and long term stability. These features have allowed the Company to greatly improve the scope, density and number of functions that can be performed on a single phone line, microwave link or direct line.

      Given this technology and the high-reliability and quality standards of the Company's products, the Company has recently (first quarter 1994) started to offer a 12 year warranty for all of its commercial products. This warranty has been favorably received by customers. Based upon its past experience, the Company does not believe that its extended warranty will result in any material repair or replacement expenses.

      Sales of these products are made by the same persons who sell the Company's GEN-1 products, but are also directed to encompass more sophisticated users with larger amounts of data and control points. The mechanical configuration of the "98" series is more compact, permitting more equipment in a given space, while performing many more functions when it is connected to the "40" Series. The "68" Series is the "98" Series repackaged mechanically specifically for customers with older systems permitting them to upgrade their systems to DSP technology. The "40" Series, when connected to the "98" or "68" in the same chassis, permits the continuous monitoring of variable data. Typical applications for these products include transmission of the variable data (such as volume, temperature, pressure and moisture) for water, gas, industrial gases, oil , gasoline, transportation equipment and telephone exchanges, and for use at airports, tunnels and bridges and for security and electricity systems.

(3) Multiplex Supervisory (IM) Control System

      This product is a response to the cost and scarcity of dedicated phone lines (connections whereby the phone link is dedicated to one subscriber), and enables customers with high volumes of supervisory data (where many functions are monitored from a single site) to transmit data on fewer phone lines (i.e., with more data per channel, up to a maximum of 30 channels per line).

      Using the "98" DSP Series as its communications link, the Company designed the Multiplexer Supervisory Control System to handle 8 times the normal capacity per channel. The microprocessor based system allows a single telephone line to handle up to 900 data inputs.

      This product line, because of its data density capability, may be utilized for a very broad range of applications. This product has only recently been introduced and the Company sales efforts for it are being conducted through its existing independent manufacturers sales representatives.

(4) Fiber Optic Link and Data Modem

      The expansion of fiber lines by the Company's customers and their need to switch equipment from phone lines to fiber prompted the Company to design and introduce a fiber-optic-coupler line to interface with the many different fiber heads. In addition to complete data interface couplers the Company launched a series of 1200 Baud Modems (Industrial Grade) for operation under the same environmental specifications in line with the Company's products.

(C) Commercial Subcontract Manufacturing to Systems Producers

      Since the downsizing of the American Military, the Company has actively sought manufacturing subcontract orders to fill the production void created by the severe drop in military production. In June 1996 the Company negotiated and entered into a renewable annual agreement with the General Electric Company, GE Electrical Distribution and Control and its participating affiliated companies for the manufacture of sub-systems, board assemblies and magnetic filters and other products consistent with the Company's expertise. The success of this agreement has prompted the Company to pursue other system producers to more fully utilize the Company's manufacturing capacity.

Competition

      The market for the Company's products is very competitive. There are several companies engaged in the manufacture of products of the type produced by the Company, most of which are substantially larger and have substantially greater name recognition or greater financial resources and personnel. The major competitive factors include product quality and reliability, price, service and delivery. Competition is expected to continue and intensify. The market is also characterized by rapid technological changes and advances. The Company would be adversely affected if its competitors introduced technologically superior products or offered these products at significantly lower prices than the Company's products. See "Risk Factors - Competition; Rapid Technological Change."

Marketing and Sales

      In general, the Company's products are marketed by means of telemarketing and customer contacts by the Company's direct sales force and through independent manufacturing sales representatives and distributors.

      Military - The Company markets its military sales directly and through independent manufacturers sales representatives.

      Commercial - The Company markets the PTR-1000 by means of Company sales personnel, through independent manufacturers representatives, and through distributors, focusing mainly on the largest utilities and co-generators. In the United States alone there are over 500 large entities generating electricity which are identified as investor-owned, municipal systems, cooperative systems and federal, state and district systems. The Company utilized a portion of the proceeds of the August 1995 Offering to expand its sales efforts (including application engineering) and expand sales to international markets. The Company markets it Gen-1 and Gen-1 Programmable Series, as well as its "98" Series, "68" Series and "40" Series, in the same way as the PTR-1000 except that the manufacturers representatives used by the Company specialize in selling to the diverse markets that utilize such products. The Company utilized a portion of the net proceeds of the August 1995 Offering for international sales.


Largest Customers


      Sales to the Company's major customer in fiscal 1996 (B.C. Hydro-Canada) totaled $401,000 (20% of net sales). Sales to the Company's major customer in fiscal 1995 (United States Government) totaled $424,849 (20% of net sales). During fiscal 1994, sales to the Company's only major customer (Westinghouse Electric Corp.-Naval Systems Division) totaled $597,000 (29% of net sales). None of such customers has or had any material relationship other than business with the Company. See "Risk Factors - Dependance on Large Customers."


Raw Materials; Inventory

      The Company believes that it has adequate sources of raw materials available for use in its business. The Company's products are assembled from a variety of standard electronic components, such as integrated circuits, transformers, transistors, passive components (ie., resistors, capacitors and inductors), diodes and assorted hardware such as printed circuit boards, connectors and faceplates. The Company is not dependent upon any single supplier. The Company also purchases a number of other electronic components and sub-assemblies from various suppliers. There has been no material increase in the cost of most raw materials and the Company has no reason to anticipate any significant shortage of raw materials in the future. The Company generally is required to maintain adequate amounts of raw material and parts inventories to meet delivery requirements of customers and to assure itself of a continuous availability of these items. See "Risk Factors-Reliance on Component Manufacturers."

      In the past the Company manufactured and held in its inventory finished products pursuant to the military's specifications and based upon the military's forecast for future quantities and delivery schedules. When those military procurements were discontinued as a result of the end of the cold war and the downsizing of the military establishment, the Company wrote off large portions of its military inventory. The Company no longer manufactures inventory to meet forecasts but only to fill specific orders. Therefore, the Company does not anticipate any future large inventory build-ups or write-downs from military products.

Manufacturing


      Of the Company's 15,700 square feet that it occupies at 5 Columbia Road in Somerville, NJ, approximately 10,000 square feet are dedicated to manufacturing. The Company assembles, under normal workload conditions, all the products it sells. To accommodate the peak demands that occur from time to time the Company has developed a number of subcontractors to assemble boards to the Company's specifications. All assemblies, however, are inspected and fully tested by the Company's quality, engineering and testing departments. The Company maintains test equipment and every product is burned-in (i.e., each product is run at full power for 48 hours) and tested prior to shipment. This control, together with design reliability, has permitted the Company to offer a 12-year warranty on all its commercial products.

Research and Development; New Products

      Amounts expended by the Company in the last three fiscal years for research and development activities have not been material although the Company is currently engaged in product design and development. The Company utilized a portion of the net proceeds of the August 1995 Offering to design a fiber optic digitizer and a 1200 baud modem which can be sold as a separate product or jointly with the Company's products which will enable all the Company's INIVEN products to transmit directly onto fiber optic cables, and thus open a new market for the Company's products. The Company is also using a portion of the August 1995 Offering proceeds to add designs that will extend its product capability to handle new data inputs not presently available. There can be no assurance that the Company will be able to successfully develop and add designs to its products.

Patents and Trademarks

      The Company does not have any patents covering any of its present products. The Company uses the trademark INIVEN for its commercial products. The Company believes that such trademark is recognized in the Company's industry. The Company believes that its prospects are dependent primarily upon its ability to offer its customers high quality, reliable products at competitive prices rather than on its ability to obtain and defend patents and trademarks. The Company does not believe that its INIVEN trademark is of material importance to the Company's business.

Backlog


      As of July 31, 1995 and 1994, the Company had a backlog of approximately $1,300,000 and $1,500,000, respectively. As of July 31, 1996, the Company had a backlog of $3,400,000. It is anticipated that this backlog will be filled during the balance of fiscal 1997 and the 1998 fiscal year ending July 31, 1998. Approximately 75% of the Company's backlog relates to government contracts and may be subject to cancellation under the terms of such contracts.



Foreign Operations


      During fiscal 1994 the Company had no foreign sales. In fiscal 1996 and 1995 the Company had foreign sales of $401,000 to B.C. Hydron-Canada and $140,000 to the Government of Israel, respectively.


Governmental Regulation

      The Company's manufacturing facilities, in common with those of industry generally, are subject to numerous existing and proposed Federal and state regulations designed to protect the environment, establish occupational safety and health standards and cover other matters. The Company believes that its operations are in compliance with existing regulations and does not believe that such compliance has had or will have any material effect upon its capital expenditures, earnings or competitive position. With respect to military sales, the Company is not subject to any special regulations. The products manufactured are done so in accordance with accepted commercial practices.

Employees


      As of July 31, 1996, the Company employed 42 persons, including 2 in management, 3 in sales, 2 in clerical, 1 in accounting, 1 in purchasing, 3 in engineering and 30 in production. The Company has enjoyed good labor relations and has suffered no work stoppage.


Properties

      The Company owned facilities, which management considers adequate for the Company's present requirements, are located at 5 Columbia Road, Somerville, NJ. The facilities, which are used for manufacturing, sales and its executive offices, comprise 15,700 square feet.

      The facility is encumbered by a lien, along with the Company's other assets, securing indebtedness incurred in connection with the Credit Facility. The Bank has deferred all payments of principal and interest under the Chase Manhattan Note until April 16, 1997. If the Chase Manhattan

Note is converted into 1,400,000 shares of Common Stock, the lien on the Company facility will be released. See "Business Credit Facility" below.

Credit Facility

Background


      In October 25, 1994, the Company and Chase Manhattan Bank (as successor by mergers with Manufacturers Hanover Trust Company and Chemical Bank) (the "Bank") restructured the Company's credit facility ("Credit Facility") between the Company and the Bank that had been in effect since April 5, 1989.

      Under the restructured terms the Credit Facility had been extended as follows:

            (i) Interest on the Credit Facility will accrue but not be payable until July 31, 1995. Beginning on that date, interest payments are to be made in arrears on the last day of each month, with all unpaid interest previously accrued becoming due and payable on November 30, 1995.

            (ii) All principal on the Credit Facility and other amounts owing to the Bank will become due and payable November 30, 1995.

      The principal amount owing to the Bank at January 31, 1995 was $3,789,000 and the unpaid accrued interest was $584,728. The interest rate on the Credit Facility is 3/4% above the Bank's publicly announced reference rate, which was 9.75% at January 31, 1995.

      To secure payment under the Credit Facility, the Company granted the Bank a first priority lien on all accounts receivable, inventory, equipment and general intangibles of the Company and a lien on the Company's real property located at 5 Columbia Road, Somerville, New Jersey 08876.

      Payment of liabilities of the Company to the Bank under the Credit Facility was guaranteed by Robert S. Benou, President of Company, to the extent of $965,000 and Arpad J. Havasy, Executive Vice President of the Company, to the extent of $492,500, and each had pledged all of his Common Stock and Series B Preferred Stock to the Bank to secure their respective guarantees.

      The Credit Facility contains various negative covenants, including (a) limitations on indebtedness, (b) limitations on liens, (c) limitations on contingent obligations, (d) limitations on capital expenditures, (e) prohibition against mergers, consolidations, liquidation or dissolution, sale or lease of all or a substantial part of its property, business or assets, (f) limitations on dividends and stock acquisitions, (g) limitations on investments, loans and advances, (h) prohibition of certain prepayments, (i) limitations on leases, (j) prohibition of sale and leaseback arrangements and (k) prohibition against subordinated debts.

Terms in Connection with August 1995 Offering

      In connection with the August 1995 Offering, the Bank and the Company agreed to restructure the Credit Facility as follows:

      In connection with the August 1995 Offering, the Bank received from the proceeds of such offering a cash payment of $250,000 (the "Cash Amount"). The remaining debt, after giving effect to the payment to the Cash Amount was restructured as follows: (1) $1,025,000 was structured as a five-year term loan (the "Term Loan") bearing interest at the Bank's Reference Rate plus 125 basis points, to be amortized over 10 years; $50,000 per year for the first two years, $100,000 per year in the third and fourth years and $112,500 in the fifth year. After the fifth year, the balance of the payments will be renegotiated at the Bank's option; and secured by the existing collateral; and (2) All debt owing to the Bank in excess of the Cash Amount and the Term Loan was converted into 375,000 shares of Common Stock of the Company (the "Bank Shares").

      The Bank Shares have full voting rights and carry certain antidilution protection with respect to any reduction in the exercise price of the Class A Warrants. The Bank Shares carry piggyback registration rights which provide that upon any subsequent offering of new registered shares (a "Subsequent Offering"), the Company must include in such registration a portion of Bank Shares equaling the lesser of 100% and the New Share Percentage. The New Share Percentage shall be a fraction, the numerator of which is the total number of new registered shares to be offered (excluding any of the Bank Shares to be registered thereunder) and the denominator of which is the total number of common shares of the Company issued and outstanding (including the Bank Shares) immediately prior to the Subsequent Offering. The Bank may at any time sell all or a portion of the Bank Shares in one or more private transactions, and may in addition, demand up to two registrations of any or all of the Bank Shares at any time after July 31, 1997.

      In addition, the Bank agreed to release the existing guarantees of Messrs. Benou and Havasy on the effective date of the August 1995 Public Offering. Finally, pursuant to the restructured Credit Facility the Bank was granted the right to appoint a member to the Company's Board of Directors. See "Management."

New Terms of Credit Facility and Agreement with the Selling Securityholder


      The principal amount owing to the Bank under the Company's Credit Facility at July 31, 1996 was $1,012,500 and the unpaid accrued interest was $57,196. The Bank and the Company have entered into the Conolog Corporation Allonge, dated as of September 11, 1996, pursuant to which the Amended and Restated Term Note dated as of August 2, 1995 between the Company and the Bank (the "Note") was amended to permit the conversion by the Bank of the unpaid principal and interest due under the Note into 1,400,000 shares of the Company's Common Stock. The conversion right may be exercised by the Bank or its assignee. The Bank has deferred all payments of principal and interest under the Note until April 16, 1997.

      The Bank and CNL Holdings, Inc. ("CNL or the "Selling Securityholder") have entered into an Option and Purchase, Sale and Assignment Agreement dated as of September 12, 1996 (the "Option Agreement"). Under the Option Agreement the Bank has granted an option to CNL to purchase all of the Bank's interest in (i) the Amended and Restated Term Loan Agreement dated as of August 2, 1995 between the Company and the Bank, (ii) the Note and (iii) the 375,000 shares of the Company's Common Stock owned by the Bank. CNL paid $150,000 to the Bank for the option, which has an exercise price of $1,500,000 (a balance of $1,350,000) and an expiration date of April 15, 1997.

      The Company and CNL have entered into an agreement dated as of September 12, 1996 (the "Agreement"), whereby CNL has agreed to loan up to $2,500,000 to the Company under certain circumstances (as described below) and the Company has agreed to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission to register the 375,000 shares of Common Stock owned by the Bank and the 1, 400,000 shares of Common Stock into which the
Note is convertible (collectively, the "Acquired Shares").

      The proceeds of the sale of the Acquired Shares will be applied as follows: the first $1,500,000 will be paid to CNL for the payments made to the Bank pursuant to the Option Agreement; 50% of the balance, up to $2,500,000, will be loaned to the Company (the "Loans") within five days of CNL's receipt of the proceeds.

      Each loan will be evidenced by a Note bearing interest at the rate of 4% per annum and will be due 12 months from the date of such Loan. At maturity, the Company will have the option to pay each Loan, together with all accrued interest thereon, by issuing shares of a new Series C Preferred Stock (the "Series C Preferred") having a value of $5.00 per share for purposes of such repayment.

      The series C Preferred will be non-voting and carry a cumulative dividend of 8% per annum which may be payable by the issuance of shares of Common Stock valued at $5.00 per share up to a maximum of 40,000 shares per annum. The Series C Preferred will be convertible into common stock at the rate of one share of common stock for each share of Series C Preferred and have a liquidating preference of $5.00 per share.

      The Agreement also provides that for the two year period commencing on the issuance of any shares of Series C Preferred (the "Registration Period") CNL may elect to include its Series C Preferred in any post-effective amendment to the Registration Statement or any new registration statement under the Securities Act of 1933, as amended. In addition, the Agreement also provides that during the Registration Period, CNL may give notice to the Company to the effect that it desires to register its shares under the Act for public distribution in which case the Company will file a post-effective amendment to a then current registration statement or a new registration statement.

      Management believes that the foregoing transactions benefit the Company and its stockholders. In the event CNL exercises its option under the Option Agreement, exercises the conversion right under the Agreement and the offering of the Acquired Shares is successful, the Company has the opportunity to, in effect, exchange its debt for Preferred Stock and eliminate the Company's default under the Credit Facility.

                                  MANAGEMENT

Directors and Executive Officers

      The following table sets forth certain information regarding the officers and directors of the Company as of the Effective Date.

NAME                      AGE          POSITION
----                      ---          --------

Robert S. Benou           62           President and Director

Arpad J. Havasy           60           Executive Vice President, Secretary,
                                       Treasurer and Director

Louis S. Massad           59           Director

Marc R. Benou             29           Vice President, Assistant Secretary and
                                       Director

Thomas Fogg               61           Vice President-Engineering

Al Vnencak                49           Vice President-Sales and Marketing


      The term of each director expires at the time of the next annual meeting of stockholders. Each officer holds office at the pleasure of the Board of Directors. The Company has no "significant" employees other than the executive officers. There are no arrangements or understandings pursuant to which either of the directors or officers was selected as such.

      Robert S. Benou has served as President and a Director of the Company since 1968. Mr. Benou is responsible for military products, new product development and supervision of sales and marketing. Mr. Benou is a graduate of Victoria College and holds a BS degree from Kingston College, England and a BSEE from Newark College of Engineering, in addition to industrial management courses at Newark College of Engineering. Robert S. Benou is the father of Marc R. Benou.

      Arpad J. Havasy has served as the Company's Executive Vice President and Director since 1968. Mr. Havasy is a graduate of Electromos E's Gepeszeti Technikum (Hungary) and the University of Budapest. In addition, Mr. Havasy has attended courses at both Rutgers University and the American Management Association. Mr. Havasy is on total disability.

      Louis S. Massad has been a Director of the Company since April 1995. Mr. Massad has been Vice President, Chief Financial Officer and Director of Computer Power Inc. since 1986. Mr. Massad holds a BS and MS degree from Cairo University (Egypt) and an MBA from Long

Island University, New York.

      Marc R. Benou joined the Company in 1991 and is responsible for material, purchasing and inventory control. In March 1995, he was elected Vice President, Assistant Secretary and a Director . Mr. Benou attended Lehigh and High Point University and holds a BS degree in Psychology and a BS in Business Administration and Management. Marc R. Benou is the son of Robert S. Benou, the Company's President.

      Thomas R. Fogg joined the Company in 1976 as Chief Engineer responsible for analog and guidance projects. Since 1986, when he became Vice President-Engineering, he led the design team in the development of the Company's commercial products. Mr. Fogg holds a BSEE degree from Lafayette College and a MSEE degree from Rutgers University. Mr. Fogg is a fellow of the Institute of Electrical and Electronic Engineers and has published articles on delay equalization and the use of crystal resonators.

      Al Vnencak joined the Company in 1991 and is responsible for Iniven product sales and marketing. In October 1995 he was elected Vice President of Sales and Marketing. Mr. Vnencak received his electronics training while in the US Navy with the 7th Fleet and was awarded a meritorious service medal for his activities. Prior to joining the Company Mr. Vnencak was system engineering manager and director of international sales for 21 years with RFL Industries, Inc.

Executive Compensation

      The following table sets forth the cash compensation (consisting entirely of salary) paid (or accrued for) by the Company to its President, the only executive officer whose aggregate remuneration exceeded $100,000 in each of two of the three Company's fiscal years ended July 31, 1995, 1994 and 1993:

                           Summary Compensation Table


                          Annual Compensation      Long Term Compensation
                          -------------------      ----------------------
                                        Other
Name and                                Annual
Principal    Fiscal                     Comp-
Position     Year-End   Salary   Bonus  ensation        Awards        Payouts
--------     --------   ------   -----  --------        ------        -------

                                                  Restr-
                                                   icted  Options/      LTIP    All Other
                                                   Stock   SARs        Payouts  Compensation
                                                  Awards

Robert Benou, 1996      $150,000
President (1)
              1995      $150,000
              1994      $170,000



Percentage of Outstanding Shares(1)
----------
(1)  See "Certain Transactions".


      The Company did not grant any stock options or stock appreciation rights during the fiscal year ended July 31, 1996 to any of its officers, directors or employees. As of July 31, 1996 none of them had any outstanding stock options or stock appreciation rights. Furthermore, none of them received awards under long-term incentive plans that are stock based during the three fiscal years referred to above. However, these and other benefits may be adopted in the future if they are authorized by the Board of Directors.


Stock Option Plan

      On May 15, 1995, the Board of Directors of the Company adopted and on August 14, 1995, the shareholders approved the Conolog Corporation 1995/1996 Stock Option Plan (the "Option Plan"). The Option Plan is designed to permit the Company to grant either incentive stock options under Section 422A of the Internal Revenue Code (the "Code") or nonqualified stock options. Under the Option Plan, a Stock Option Committee (the "Option Committee") of the Board is authorized to grant options to purchase up to 200,000 shares of stock to key employees, officers, directors and consultants of the Company. The Option Committee administers the Option Plan and designates the optionees, the type of options to be granted (i.e., nonqualified or incentive stock options), the number of shares subject to the options, and the terms and conditions of each option. The terms and conditions include the exercise price, date of grant, and date of exercise of each option. An employee may, at the discretion of the Option Committee, be permitted to exercise an option and make payment by giving a personal note.

      Incentive stock options may only be granted to employees of the Company and not to directors or consultants who are not so employed. The exercise price for incentive stock options must be at least one hundred percent (100%) of the fair market value of the Common Stock as determined by the Option Committee on the date of grant. All incentive stock options under the Option Plan must be granted within ten (10) years from the date of adoption of the Option Plan and each option must be exercised, if at all, within ten (10) years of the date of grant. In no event may any employee be given incentive stock options whereby more than $100,000 of options become exercisable for the first time in a single calendar year. All incentive stock options must be exercised by an optionee within three (3) months after termination of the optionee's employment, unless such termination is as a result of death, disability or retirement. In the event an optionee's employment is terminated as a result of death or disability, such optionee or his designated beneficiary shall be entitled to exercise any and all options for a period of twelve (12) months after such termination. If an optionee's employment is terminated as a result of retirement, the optionee shall be entitled to exercise his options for a period of twenty four (24) months following such termination.

      Nonqualified stock options under the Option Plan are generally subject to the same rules as discussed above. Nonqualified stock options may, however, also be granted to directors and consultants, whether or not such individuals are employees of the Company. The exercise price for nonqualified stock options may not be granted at less than eighty-five percent (85%) of the fair market value of the shares on the date of grant.

      No incentive stock options or nonqualified options have been granted.

Employment Agreements

      The Company does not have employment agreements with any of its executive officers. See "Risk Factors - Dependence on Management."

Chase Manhattan Bank's Right to Appoint Director

      Under the terms of the Credit Facility, the Bank has the right, for a period of three years through August 16, 1998, to nominate one person to serve on the Company's Board of Directors, and upon such nomination the Board shall take the action necessary to cause the Bank's nominee to be elected to the Board. If the Bank does not exercise this right, it may appoint an advisor, who will be entitled to attend all meeting of the Board of Directors. To date, the Bank has not exercised either right. See "Business - Credit Facility".

                             CERTAIN TRANSACTIONS

      On August 16, 1995, the Company effected a 1-for-100 reverse stock split of its Common Stock on all shares of Common Stock outstanding as of that date.

      On August 16, 1995, holders of 19,360 shares of the Company's Series B Preferred Stock (Robert Benou and Arpad J. Havasy, officers and directors of the Company) converted their shares of Series B Preferred Stock into 387,200 shares of Common Stock (3,872 post-split shares).

      On August 16, 1995, $381,533 of the $420,179 of accrued dividends on the Series B Preferred Stock at December 31, 1994 were converted into 76,306 shares of Common Stock and the remaining dividends due to such holders (Messrs. Benou and Havasy) were waived.


      As of April 30, 1995, Messrs. Benou and Havasy have advanced $139,196 to the Company for working capital purposes. No formal repayment plan or interest charges have been established at this time. In addition, the officers have not been paid their salaries since August 1, 1992.

      On August 16, 1995, accrued salaries of $309,109 owed by the Company to Mr. Benou were converted into 61,822 shares of Common Stock

      Payment of the Company's liabilities to the Bank under the Credit Facility were guaranteed by Mr. Benou to the extent of $965,000 and Mr. Havasy to the extent of $492,000. Their respective guarantees were secured by a pledge to the Bank of all Common Stock and Series B Preferred Stock owned by each of them. As a result of the August 1995 Offering, the Bank released the guarantees.

      Article Eighth of the Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

      Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification.

      Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered) the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


      The Company has adopted a policy that transactions with affiliated entities or persons will be on terms no less favorable than could be obtained from unrelated parties and that all transactions between the Company and its officers, directors, principal shareholders and affiliates will be approved by a majority of the Company's Board of Directors.

                            PRINCIPAL SHAREHOLDERS

      The following table sets forth the beneficial ownership of outstanding shares of Common Stock of the Company as of the date hereof by any person who, to the knowledge of the Company, owns beneficially more than 5% of the outstanding Common Stock, by all directors of the Company, and by the directors and officers of the Company as a group.


        Name and            Amount and       Percentage of Outstanding Shares(1)
       Address of           Nature of        -----------------------------------
    Beneficial Owner   Beneficial Ownership  Before Offering   After Offering(6)
    ----------------   --------------------  ---------------   -----------------
   Robert S. Benou(2)          1,904,614(2)         78.3%(3)       5.3%

   3.Arpad J. Havasy(2)          33,397             3. 2%          1.4%

   Chase Manhattan Bank(4)    1,775,000             72.9%          _____
   270 Park Avenue
   New York, NY 10017

   CNL Holdings, Inc.(5)      1,775,000             72.9%          _____
   750 Lexington Ave
   New York, NY 10022

   Marc R. Benou(2)              ______            ______         ______

   Louis S. Massad(2)            ______            ______         ______

   Thomas Fogg(2)                   200                 *              *

 All Directors and Officers
  as a Group (5 persons)      1,938,211(3)          81.5%(3)       6.7%

--------
(1) Does not include treasury stock. See "Financial Statements". Does not include possible issuance of (i) 1,135,750 shares of Common stock issuable upon exercise of 1,135,750 Class A Warrants, (ii) 41,000 shares of Common Stock issuable upon exercise of a Unit Purchase Option issued to the Public Offering Underwriter and (iii) 20,500 shares of Common Stock issuable upon exercise of Class A Warrants contained in such Unit Purchase Option.


(2) The address for these individuals is c/o Conolog Corporation, 5 Columbia Road, Somerville, New Jersey 08876.

(3) This amount includes 1,775,000 shares which CNL Holdings, Inc. (the "Selling Securityholder") has the option to purchase from the Chase Manhattan Bank (the "Bank") of which 375,000 sharesshares esently owned by the Bank and 1,400,000 may be acquired by conversion of the Chase Manhattan Note. Mr. Benou has the sole power to vote in the event the Selling Securityholder exercises its option to purchase the shares of Common Stock and execises the conversion rights of the Chase Manhattan Note. See "Business - Credit Facility - New Terms of Credit Facility and Agreement with the Selling Securityholder."

(4) See "Business - Credit Facility." This amount includes conversion of the Chase Manhattan Note into 1,400,000 shares of Common Stock.

(5) Includes 375,000 shares presently owned by Chase Manhattan Bank and 1,400,000 shares of Common Stock issuable upon conversion of the Chase Manhattan Note, all of which are subject to an option to purchase by CNL Holdings, Inc., the Selling Securityholder. See "Business - Credit Facility" and "Selling Securityholder and Plan of Distribution."

(6) Assumes the sale of 1,775,000 shares of Common Stock by the Selling Securityholder.

      * Less than 1%

                           DESCRIPTION OF SECURITIES

Capitalization


      The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. On the date of this Prospectus, the Company had 1,032,639 shares (2,432,639 assuming conversion of the Chase Manhattan Note) of Common Stock outstanding (not including treasury stock), 155,000 shares of Series A Preferred Stock outstanding (162,000 authorized) and 1,790 shares of Series B Preferred Stock outstanding (50,000 authorized).


Common Stock

      The Company has 1,032,639 shares (2,432,639 assuming conversion of the Chase Manhattan Note) of Common Stock outstanding (not including treasury stock).

      Holders of the Common Stock are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting in the election of directors. The

By-laws of the Company require that only a majority of the issued and outstanding shares of Common Stock must be represented to constitute a quorum and to transact business at a stockholders meeting.

      Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors with respect to the Common Stock out of funds legally available therefor and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities and payments to holders of Preferred Stock. (See "Preferred Stock" below.) There are presently no plans to pay dividends with respect to the shares of Common Stock. See "Dividends". The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock currently outstanding is, and the Common Stock issuable upon exercise of the Warrants (described below) and payment of the $6.00 per share exercise price will, when issued, be validly issued, fully paid and nonassessable.

Preferred Stock

      The Company is authorized to issue 2,000,000 shares of Preferred Stock, issuable in series, of which there are outstanding 155,000 shares of Series A Preferred Stock, $.50 par value (162,000 authorized) and 1,790 shares of Series B Preferred Stock, $.50 par value (50,000 authorized).

      Holders of Series A Preferred Stock are entitled to receive, out of funds legally available therefor, dividends at the rate of 4% per annum ($.02 per share) of the par value thereof. The Series A Preferred Stock has no voting rights. Series A Preferred Stock ranks senior to all other capital stock of the Company and upon dissolution, holders of such shares are entitled to receive 100% of the par value thereof and all accrued and unpaid dividends prior to any payment to any holder of capital stock of the Company. In addition, each share of Series A Preferred Stock may be exchanged for one (1) share of Common Stock upon surrender of the Series A Preferred Stock and payment of $1,200 per share. The Company may redeem the Series A Preferred Stock at $.50 per share plus accrued and unpaid dividends. As of July 31, 1996, there was $83,700 in accrued and unpaid dividends.



      Holders of Series B Preferred Stock are entitled to receive, out of funds legally available therefor, dividends at the rate of $.90 per share. The Series B Preferred Stock has no voting rights. Series B Preferred stock ranks senior to all capital stock of the Company but junior to the Series A Preferred Stock, and upon dissolution, holders of such shares are entitled to receive 100% of the par value thereof and all accrued and unpaid dividends prior to any payment to any holder of capital stock of the Company but after payment to the holders of Series A Preferred Stock. In addition, each share of Series B Preferred Stock is convertible into .20 shares of Common Stock. As a result of the 1-for-100 reverse split on the Effective Date, the total number of shares of Common Stock that may be issued upon conversion of the Series B Preferred Stock is 358. The Company may redeem the Series B Preferred Stock at $15.00 per share plus accrued and unpaid dividends. As of July 31, 1996, there was $23,364 in accrued and unpaid dividends.


      In connection with the agreement between the Company and CNL, CNL has agreed to loan up to $2,500,000 to the Company under certain circumstances. Each loan will be evidenced by a Note bearing interest at the rate of 4% per annum and will be due 12 months from the date of such Loan. At maturity, the Company will have the option to pay each Loan, together with all accrued interest thereon, by issuing shares of a new Series C Preferred Stock (the "Series C Preferred") having a value of $5.00 per share for purposes of such repayment.

      The series C Preferred will be non-voting and carry a cumulative dividend of 8% per annum which may be payable by the issuance of shares of Common Stock valued at $5.00 per share up to a maximum of 40,000 shares per annum. The Series C Preferred will be convertible into common stock at the rate of one share of common stock for each share of Series C Preferred and have a liquidating preference of $5.00 per share.


      The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no other plans to issue any additional shares of Preferred Stock.

Warrants

      In connection with the August 1995 Offering and with bridge financing that preceded such offering, the Company issued 1,135,750 Class A Warrants. Each Redeemable Class A Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $6.00 from August 17, 1996 until August 16, 1998, subject to certain adjustments. The redeemable Warrants may be exercised in whole or in part.

      The redeemable Warrants were issued under a warrant agreement dated as of August 16, 1995 (the "Warrant Agreement") between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agent"). The following is a general summary of certain provisions contained in the Warrant Agreement and is qualified in its entirety by reference to the Warrant Agreement, a copy of which has been filed as an exhibit to the Registration Statement, of which this Prospectus is a part.

      The Board of Directors of the Company has the right to amend the terms of the Warrant Agreement at its discretion to, among other things, reduce the exercise price or extend the exercise period of the Warrants; provided however, that no amendment adversely affecting the rights of the holders of Warrants may be made without the approval of the holders of a majority of the affected Warrants.

      At any time during the exercise period the Company has the right to redeem all the Class A Warrants at a price of $.05 per Warrant upon not less than 30 days' prior written notice; provided that before any redemption of Class A Warrants can take place, the average closing price of the Company's Common Stock as reported on Nasdaq shall have been $7.20 per share for 20 consecutive trading days ending within 15 days prior to the date on which notice of redemption is sent.

      In order for a holder to exercise his or her redeemable Warrants, and as required in the Warrant Agreement, there must be a current registration statement on file with the Securities and Exchange Commission and various state securities commissions to continue registration of the shares of Common Stock underlying such warrants. The Company will be required to file post-effective amendments when events require such amendments. There can be no assurance that the registration statement can be kept current. If it is not kept current for any reason, the redeemable Warrants will not be exercisable and will be deprived of any value. The Company has agreed to use its best efforts to maintain a current registration statement to permit the issuance of the Common Stock upon exercise of the redeemable Warrants.

      Holders of the redeemable Warrants will be protected against dilution of the interest represented by the underlying shares of Common Stock upon the occurrence of certain events, including, but not limited to, stock dividends, stock-splits, reclassifications and mergers. In the event of the complete liquidation and dissolution of the Company, the redeemable Warrants terminate. Holders of the redeemable Warrants will not have voting power and will not be entitled to dividends. In the event of liquidation, dissolution or winding up of the Company, holders of the redeemable Warrants will not be entitled to participate in the Company's assets.

      Pursuant to the Underwriting Agreement in the August 1995 Offering, the Company has agreed to pay to the Public Offering Underwriter and/or any registered broker-dealer which is a member of the National Association of Securities Dealers, Inc. ("NASD") a commission equal to four percent of the exercise price of each redeemable Warrant exercised provided: (1) at least one year has elapsed from August 16, 1995, (2) the market price for the Common Stock is greater than the exercise price of the redeemable Warrants; (3) the Public Offering Underwriter or such other NASD broker-dealer member has solicited the holder to exercise the redeemable Warrant with such solicitation being confirmed in writing by each holder; and (4) the compensation arrangements were disclosed to the holder at the time of exercise, such disclosure being confirmed in writing by said holder. The commission is further conditioned upon the Company's Warrant Agent being furnished by the Public Offering Underwriter or NASD broker-dealer member with a certificate stating that:

      (i) the redeemable Warrants exercised were not held in a discretionary account;

      (ii) the Public Offering Underwriter or the NASD member did not, within 10 business days immediately preceding the solicitation of the exercise of the redeemable Warrant or the date of such exercise, bid for or purchase the Common Stock of the Company or any securities of the Company immediately convertible into or exchangeable for the Common Stock (including the redeemable Warrants and the Preferred Stock) or otherwise engage in any activity that would be prohibited by Rule 10b-6 under the Securities Exchange Act of 1934, as amended, to one engaged in a distribution of the Company's securities; and

      (iii) in connection with the solicitation, the Public Offering Underwriter and/or the NASD member disclosed to the person exercising the redeemable Warrant the compensation it would receive upon exercise of the redeemable Warrant.

Transfer Agent/Warrant Agent

      The Company's transfer agent for the Common Stock and the Warrants is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004. Continental Stock Transfer & Trust Company also serves as the Warrant Agent for the Warrants.


                       SHARES AVAILABLE FOR FUTURE SALE

      Immediately prior to the sale of the Common Stock hereunder, the Company had an aggregate of 1,032,639 shares of its Common Stock issued and outstanding, 538,687 of which are "restricted securities," which may be sold only in compliance with Rule 144 under the Securities Act of 1933, as amended. 375,000 of the 538,687 shares are being registered hereunder. Rule 144 provides, in essence, that a person holding restricted securities for a period of two years after payment therefor may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. (Persons who are not affiliates of the Company and who had held their restricted securities for at least three years are not subject to the volume or transaction limitations.) Any such sales could have a material adverse effect on the market price for the Common Stock, should a trading market develop.

                SELLING SECURITYHOLDER AND PLAN OF DISTRIBUTION


      The Registration Statement of which this Prospectus is a part relates to the offer and sale of 1,775,000 shares of Common Stock by CNL Holdings, Inc. (hereinafter referred to as "CNL" or the "Selling Securityholder"). For a description of the transaction relating to the shares of Common Stock held by CNL see "Business -Credit Facility - New Terms of Credit Facility and Agreement with the Selling Securitiyholder." Sales of the shares of Common Stock under this Prospectus by CNL or even the potential of such sales may have an adverse effect on the market price of the Company's securities. The Company will not receive any of the proceeds from the sale of the shares of Common Stock by CNL. However, pursuant to an agreement between the Company and the Selling Securityholder, the Selling Securityholder may loan funds, in certain circumstances, to the Company. See "Business - Credit Facility-- New Terms of Credit Facility and Agreement with the Selling Securityholder." The resale of the Securities of the Selling Securityholder is subject to prospectus delivery and other requirements of the Securities Act of 1933, as amended (the "Act").

      The securities offered thereby may be sold from time to time directly by the Selling Securityholder. Alternatively, the Selling Securityholder may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Securityholder may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholder in connection with such sales of securities. The Selling Securityholder and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

      At the time a particular offer of securities is made by or on behalf of a Selling Securityholder, to the extent required, a prospectus will be distributed which will set forth the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for securities purchased from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

      Under the Exchange Act, and the regulations thereto, any person engaged in a distribution of the securities of the Company offered by the Selling Securityholder may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling off" period (9 days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rule 10b-6 and 10b-7, in connection with transactions in such securities, which provisions may limit the timing of purchase and sales of such securities by the Selling Securityholder.

                               LEGAL PROCEEDINGS

      The Company is not a party to any legal proceedings.

                                 LEGAL MATTERS

      The validity of the securities offered hereby has been passed upon for the Company by Bernstein & Wasserman, LLP, 950 Third Avenue, New York, New York 10022.

                                    EXPERTS

      The financial statements of Conolog Corporation have been included herein and in the Registration Statement in reliance upon the report of Rosenberg Rich Baker Berman & Company, independent certified public accounts, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street, NW, Washington, D.C., as well as the New York Regional Office, Seven World Trade Center, New York, New York, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois.

      The Company has filed with the Commission a registration statement on Form S-1 (herein together with all amendments and exhibits referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                       Index to the Financial Statements

                              Conolog Corporation


                                 July 31, 1996



The following financial statements of the registrant are included in Item 14:


  Balance Sheets - July 31, 1996 and 1995 ........................     F-2



  Statements of Income-Years Ended July 31, 1996,
   1995 and 1994 .................................................     F-3



  Statements of Stockholders' Equity (Deficiency) - Years
   Ended July 31, 1996, 1995 and 1994 ............................     F-4



  Statements of Cash Flows - Years Ended
   July 31, 1996, 1995 and 1994 ..................................     F-5


  Notes to Financial Statements ..................................   F-6-10

             [Letterhead of Rosenberg Rich Baker Berman & Company]


                    Independent Auditors' Report

Board of Directors
Conolog Corporation


We have audited the accompanying balance sheets of Conolog Corporation at July 31, 1996 and 1995, and the related statements of income, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended July 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Conolog Corporation at July 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1996 in conformity with generally accepted accounting principles.


                              /s/ Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey

October 8, 1996

                              Conolog Corporation
                                Balance Sheets

                                                                      July 31,
                                                            ----------------------------
                                                               1996              1995
                                                            ----------        ----------
         Assets
Current Assets
   Cash                                                   $    178,213       $    27,577
                                                            ----------        ----------
   Accounts receivable - less allowances of $14,000
     and $10,000 in 1996 and 1995, respectively                304,020           171,541
                                                            ----------        ----------
   Inventories
     Finished goods                                          1,494,289           529,812
     Work-in-process                                           129,675           831,410
     Materials and supplies                                  1,313,816         1,236,905
                                                            ----------        ----------

                                                             2,937,780         2,598,127
   Other current assets                                         43,517            25,683
   Deferred tax asset                                                -           492,352
   Deferred offering costs                                           -            86,154
                                                            ----------        ----------

                                                             3,463,530         3,401,434
                                                            ----------        ----------

Property, Plant and Equipment
   Land and improvements                                        34,524            34,524
   Building and improvements                                   659,477           651,977
   Machinery and equipment                                   1,289,578         1,298,844
   Furniture and fixtures                                      330,735           304,472
                                                            ----------        ----------

                                                             2,314,314         2,289,817
   Less allowance for depreciation and amortization          1,880,408         1,820,922
                                                            ----------        ----------

                                                               433,906           468,895
                                                            ----------        ----------

Other assets                                                    30,398            11,906
                                                            ----------        ----------

         Total Assets                                     $  3,927,834       $ 3,882,235
                                                            ==========        ==========




                                                                      July 31,
                                                            ----------------------------
                                                               1996              1995
                                                            ----------        ----------
         Liabilities
Current Liabilities
   Note payable - bank                                    $  1,012,500       $ 3,798,000
   Accounts payable                                            280,629           287,630
   Accrued payroll                                              41,716           499,761
   Accrued interest                                             64,699           654,618
   Bridge loan                                                       -           200,000
   Other accrued expenses                                      115,723           135,936
   Current maturities of capitalized lease obligations          33,282            54,660
                                                            ----------        ----------
         Total Current Liabilities                           1,548,549         5,630,605
                                                            ----------        ----------

Other Liabilities
   Capitalized lease obligations, less current maturities        4,973            34,103
   Due to officers                                                   -           161,705
                                                            ----------        ----------
                                                                 4,973           195,808
                                                            ----------        ----------
Stockholders' Equity (Deficiency)
   Preferred Stock, par value $.50; Series A; 4%
     cumulative; 162,000 shares authorized; 155,000
     shares issued and outstanding                              77,500            77,500
   Preferred Stock, par value $.50; Series B; $.90
     cumulative; 50,000 shares authorized; issued and
     outstanding 1,167 shares in 1996 and 21,321 in 1995           597            10,661
   Common Stock, par value $1.00; 6,000,000 shares
     authorized; issued 1,035,186 shares in 1996 and
     52,239 in 1995, including 8,776 shares held in
     Treasury                                                1,035,186            52,239
   Additional Paid-In Capital                                4,401,636           952,994
   Retained Earnings (Deficit)                              (3,008,873)       (2,905,838)
   Treasury Shares at Cost                                    (131,734)         (131,734)
                                                            ----------        ----------
     Total Stockholders' Equity (Deficiency)                 2,374,312        (1,944,178)
                                                            ----------        ----------

         Total Liabilities and Stockholders' Equity       $  3,927,834       $ 3,882,235
                                                            ==========        ==========


See notes to the financial statements.
                                                                            F-2

                              Conolog Corporation
                             Statements of Income



                                                          Year Ended July 31,
                                           -----------------------------------------------
                                              1996               1995              1994
                                           -----------        ----------        ----------
Sales and other income                    $  1,924,466       $ 2,090,933       $ 2,044,860
                                           -----------        ----------        ----------

Costs and Expenses:
   Cost of products sold                     1,242,001         1,270,771         1,067,560
   Selling, general and administrative         946,954           924,524           852,951
   Interest                                    131,854           253,686           362,317
   Write-off of obsolete or excess
    inventories                                 50,281           656,248           944,970
                                           -----------        ----------        ----------

                                             2,371,090         3,105,229         3,227,798
                                           -----------        ----------        ----------

Loss Before Income Taxes and Extraordinary
 Items                                        (446,624)      (1,014,296)        (1,182,938)

Income taxes (benefit)                             200         (492,252)                50
                                           -----------        ----------        ----------

Net Loss Before Extraordinary Items          (446,824)         (522,044)        (1,182,988)

Extraordinary Item                             740,376                 -                 -
                                           -----------        ----------        ----------

Net Income (Loss)                         $    293,552       $ (522,044)       $(1,182,988)
                                           ===========        ==========        ==========

Earnings (Loss) Per Share of Common Stock $        .28       $     (.12)       $     (.27)
                                           ===========        ==========        ==========



See notes to the financial statements.

                                 Conolog Corporation
                   Statement of Stockholders' Equity (Deficiency)

                                                                                                                      Total
                         Series A       Series B                      Additional      Retained                      Stockholders'
                        Preferred      Preferred         Common        Paid-in        Earnings        Treasury        Equity
                          Stock          Stock           Stock         Capital       (Deficit)         Stock        (Deficiency)
                        ----------     ----------      ----------     ----------     ----------      ----------     ----------
Balance at July 31, 1993 $  77,500    $    10,661    $     52,239    $   952,994    $(1,200,806)   $  (131,734)    $  (239,146)

Net loss for the year            -              -               -              -     (1,182,988)              -     (1,182,988)
                        ----------     ----------      ----------     ----------     ----------      ----------     ----------

Balance at July 31, 1994    77,500         10,661          52,239        952,994     (2,383,794)      (131,734)     (1,422,134)

Net loss for the year            -              -               -              -       (522,044)              -       (522,044)
                        ----------     ----------      ----------     ----------     ----------      ----------     ----------

Balance at July 31, 1995    77,500         10,661          52,239        952,994     (2,905,838)      (131,734)     (1,944,178)

Public stock offering            -       (10,064)         982,947      3,448,642       (396,587)              -      4,024,938

Net income for the year          -              -               -              -        293,552               -        293,552
                        ----------     ----------      ----------     ----------     ----------      ----------     ----------

Balance at July 31, 1996 $  77,500    $       597    $  1,035,186    $ 4,401,636    $(3,008,873)   $  (131,734)    $ 2,374,312
                        ==========     ==========      ==========     ==========     ==========      ==========     ==========



See notes to the financial statements.

                               Conolog Corporation
                            Statements of Cash Flows




                                                                                   Year Ended July 31,
                                                                  ------------------------------------------------------
                                                                       1996                1995               1994
                                                                  ---------------    ----------------    ---------------
Cash Flows From Operating Activities
     Net Income (Loss)                                          $    293,552         $ (522,044)         $ (1,182,988)
     Adjustments to Reconcile Net Income to Net Cash
        Provided (Used) by  Operating Activities
     Deferred income taxes                                           492,352           (492,352)                     -
     Depreciation and amortization                                    64,994              60,396                57,529
     Gain on disposition of equipment                                (3,420)                   -                     -
     Provision for losses on accounts receivables                      9,000                   -              (28,561)
   (Increase) Decrease in Operating Assets
     Accounts receivable                                           (141,479)              74,529              (58,051)
     Inventories                                                   (339,653)             392,058               874,989
     Other current assets                                           (17,834)             (3,394)                22,555
   Increase (Decrease) in Operating Liabilities
     Accounts payable                                                (7,001)              12,330                38,459
     Accrued expenses and other liabilities                      (1,068,177)             417,484               398,239
                                                                 -----------          ----------          ------------
          Net Cash Provided (Used) by Operating Activities         (717,666)            (60,993)               122,171
                                                                 -----------          ----------          ------------
Cash Flows From Investing Activities
   Purchase of property, plant and equipment                        (43,163)            (19,625)              (44,675)
   Proceeds from sale of equipment                                    18,666                   -                     -
                                                                 -----------          ----------          ------------
          Net Cash Used in Investing Activities                     (24,497)            (19,625)              (44,675)
                                                                 -----------          ----------          ------------
Cash Flows From Financing Activities
   Deferred offering costs                                            86,154            (86,154)                     -
   Increase from public stock offering                             4,421,525                   -                     -
   Proceeds from long-term borrowings                                      -                   -                75,000
   Increase (Decrease) in bridge loan                              (200,000)             200,000                     -
   Repayments of long-term borrowings                            (2,836,008)            (38,681)              (53,098)
   (Increase) reductions in other assets                            (20,580)                 325                20,672
   Dividends paid                                                  (396,587)                   -                     -
   Increase (decrease) in due to officers                          (161,705)              17,302             (137,333)
                                                                 -----------          ----------          ------------
          Net Cash Provided (Used) by Financing
          Activities                                                 892,799              92,792              (94,759)
                                                                 -----------          ----------          ------------
Net Increase (Decrease) in Cash                                      150,636              12,174              (17,263)
Cash at Beginning of Period                                           27,577              15,403                32,666

                                                                 -----------          ----------          ------------
Cash at End of Period                                           $    178,213         $    27,577         $      15,403
                                                                 ===========          ==========          ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid during the year for:
     Interest paid                                              $    772,773         $   102,816         $      90,917
     Taxes paid                                                 $        125         $        50         $          50
SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
   Capitalized lease obligations incurred for use of                       -              56,550                     -
   equipment                                                    $                    $                   $



See notes to the financial statements.

                               Conolog Corporation
                        Notes to the Financial Statements



SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business
            The principal business activity of Conolog Corporation (the "Company") is the design, manufacturing and distribution of small electronic and electromagnetic components and subassemblies for use in telephone, radio and microwave transmission and reception and other communication areas. The Company's products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets. The Company's customers include primarily industrial customers, which include power companies and various branches of the military.

     Revenue Recognition
            Sales are generally recognized when the products are shipped. Sales under certain fixed-price-type contracts, where progress payments are received, are recognized when work is performed.

     Inventories
            Inventories are stated principally at average cost which is not in excess of market.

     Property, Plant and Equipment
            Property, plant and equipment are carried at cost, less allowances for depreciation and amortization. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets.


     Income (Loss) Per Share of Common Stock
            Income (loss) per share of common stock is computed by dividing net earnings (loss) (after dividends on preferred shares) by the weighted average number of shares of Common Stock outstanding during the year. The effect of assuming the exchange of the Series A Preferred Stock and Series B Preferred Stock in 1996 would be anti-dilutive.


     Income Taxes
            Deferred income taxes have been provided for in accordance with Statement No. 109 of the Financial Accounting Standards Board. Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in difference periods. Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they related. Deferred taxes arising from timing differences that are not related to an asset or liability are classified as current or noncurrent depending on the periods in which the timing differences are expected to reverse.


     Use of Estimates
            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               Conolog Corporation
                        Notes to the Financial Statements

NOTES PAYABLE - BANK


      On August 16, 1995, the Bank exchanged debt obligations for (a) 250,000 cash; (b) $1,205,000 Five-year term loan and (c) 375,000 shares of Common Stock.



      The five-year term loan of $1,025,000 bears interest at the Bank's refinance rate, plus 1 1/4% to be amortized as follows:



            - eight (8) quarterly payments of $12,500, beginning October 1995 through July 1997,


            - eight (8) quarterly payments of $25,000, beginning October 1997 through July 1999,


            - three (3) quarterly payments of $28,125, beginning October 1999 and ending April 2000,


            -     a balloon payment of $640,625, due July 2000.


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


      As a result of the above transaction, the Company realized a $1,232,728 gain on debt compromise. In addition, the Bank released the existing guarantees of Messrs. Benou and Havasy on the Closing Date.



      At July 31, 1996, the Company was in default with the bank. The company is negotiating the total bank debt to equity. (See Subsequent Events Note.)


DUE TO OFFICERS


      Effective July 31, 1995 interest has been accrued from inception on these advances at the cumulative rate of 12% of the outstanding balances. Total accrued interest on these advances, included in accrued interest in the accompanying financial statements, is $7,563 and $65,889 for the years ended at July 31, 1996 and 1995.


CAPITAL STOCK


      The Series A Preferred Stock provides 4% ($.02 per share) cumulative dividends, which were $83,700 ($.54 per share) in arrears at July 31, 1996. In addition, each share of Series A Preferred Stock may be exchanged for one share of Common Stock upon surrender of the Preferred Stock and payment of $1,200 per share. The Company may redeem the Series A Preferred Stock at $.50 per share plus accrued and unpaid dividends.



      The Series B Preferred Stock provides cumulative dividends of $.90 per share which were $23,364 ($20 per share) in arrears at July 31, 1996. In addition, each five shares of Series B Preferred Stock is convertible into 1 share of Common Stock. The Company may redeem the Series B Preferred Stock at $15 per share plus accrued and unpaid dividends.



      The Company has reserved 156,167 shares of Common Stock for Series A and B Preferred Stock.

                               Conolog Corporation
                        Notes to the Financial Statements


WRITE-OFF OF OBSOLETE OR EXCESS INVENTORIES


      During 1996, the Company recorded a write-off of obsolete or excess inventories of $50,281. During 1995 and 1994, the Company recorded a write-off of obsolete or excess inventories of $656,248 and $944,970, respectively.


      The inventory written off was military related. In management's opinion these items will not be reordered in the foreseeable future.

INCOME TAXES

      Income taxes are comprised of the following:


                                                          July 31,
                                            -----------------------------------
                                               1996          1995        1994
                                            ---------    ----------    --------
Deferred Income Taxes (Benefit)            $        -   $ (492,352)   $       -
Current Income Taxes
     Federal                                        -             -           -
     State                                        200           100          50
                                            ---------    ----------    --------
                                           $      200   $ (492,252)   $      50
                                            =========    ==========    ========


      Taxable income differs from financial statement income due to the effect of non-deductible permanent tax differences. These permanent tax differences include officer's life insurance premiums and non-deductible entertainment expenses.


      At July 31, 1996 the Company has a net operating loss carryforward of approximately $2,968,000 for financial reporting purposes and approximately $3,025,000 for tax purposes which is available to offset future Federal taxable income. For Federal purposes, $490,000 of the carryforward expires in 2003, $346,000 expires in 2008, $1,232,000 expires in 2009 and $957,000 expires in 2010. For state purposes the carryforward is approximately $2,187,000; $57,000 expires in 2000, $1,232,000 expires in 2001 and $898,000 expires in 2002. Also, at July 31, 1995 the Company has unused tax credits available of approximately $103,300 of which $12,100 expires in 2000, $26,300 in 2001 and $64,900 in 2002.



      The above net operating loss created deferred tax asset that has been fully reserved. The amount is $1,185,209.



EXTRAORDINARY ITEM




      On August 16, 1995 the Company's Bank debt was restructured resulting in debt forgiveness of $1,232,728. This created a deferred tax asset at July 31, 1995 of $492,352. When the debt forgiveness occurred, the Company wrote off its deferred tax asset against the forgiveness of debt, resulting in extraordinary income of $740,376.


LEASES

      The Company leases automobiles, machinery and equipment, and furniture and fixtures under leases which expire over the next three years. The rental payments are based on minimum rentals and charges for mileage in excess of specified amounts for the automobiles. The leases for machinery and equipment and furniture and fixtures contain a bargain purchase option exercisable after the initial lease term.

                               Conolog Corporation
                        Notes to the Financial Statements

LEASES (CONTINUED)

      Property, plant and equipment include the following amounts for leases that have been capitalized:



                                                       July 31,
                                            -----------------------------
                                               1996               1995
                                            ------------      -----------

     Machinery and equipment               $     303,574    $     322,239
     Less allowance for amortization             263,832          248,013
                                            ------------      -----------

                                           $      39,742    $      74,226
                                            ============      ===========


      Lease amortization is included in depreciation expense.

      Future minimum payments, by year and in the aggregate, under capital leases consisted of the following as of July 31, 1996:



     1997                                                         $  33,719
     1998                                                             5,050
                                                                   --------
     Total minimum lease payments                                    38,769

     Less amounts representing interest                               (514)
                                                                   --------
     Present value of net minimum lease payments                     38,255
     Less, current maturities of capitalized lease obligations       33,282
                                                                   --------
     Long-term capitalized lease obligations                      $   4,973
                                                                   ========


      The Company leases various equipment under noncancellable operating leases expiring through July 2000. Future minimum rental payments under the above leases are follows:



     Year Ended July 31,
                1997                                              $   7,659
                1998                                                  4,808
                1999                                                  4,808
                                                                   --------
                                                                  $  17,275
                                                                   ========



      Total rental expense for all operating leases of the Company amounted to approximately $10,353, $11,447 and $16,850 during the years ended July 31, 1996, 1995 and 1994, respectively.

                               Conolog Corporation
                        Notes to the Financial Statements


MAJOR CUSTOMERS AND EXPORT SALES

      The following summarizes sales to major customers (each 10% or more of net sales) by the Company:



                           Sales to
                             Major           Number of      Percentage
Year Ended                 Customers         Customers       of Total
                       -----------------   --------------  -------------
     1996            $           401,840         1              21
     1995                        424,849         1              20
     1994                        597,000         1              29




      During 1996 the Company had export sales of $401,840. In 1995 and 1994 the Company did not have any export sales.


SUBSEQUENT EVENTS

      On September 11, 1996, the Company entered into an allonge agreement with the bank whereby the bank may at any time before April 15, 1997 convert the then unpaid amount of principal and interest due under the Amended and Restated Term Note dated as of August 2, 1995 in the original principal amount of $1,025,000 into 1,400,000 shares of the Company's Common Stock (the "Notes Shares"). The outstanding balance of the note and unpaid interest as of August 26, 1996 was $1,077,988.

      On September 12, 1996 the bank entered into an option and purchase, sale and assignment agreement (the "Option Agreement") with CNL Holdings, Inc.
      (CNL) whereby the bank would sell the Note Shares referred to above, along with the 375,000 common shares of the Company it currently owns (the "Bank Shares") for $1,500,000 to CNL.

      On September 12, 1996 CNL entered into an agreement with the Company whereby the Company would use its best efforts to file a Registration Statement with the Securities and Exchange Commission covering the 375,000 Bank Shares and the 1,400,000 Note Shares (collectively the "Acquired Shares"). Such Registration Statement shall be declared effective as soon as possible after the filing thereof, and kept current and effective for a period of two years or until such time as all shares registered pursuant therewith have been sold or otherwise transferred. The proceeds of the sale of the Acquired Shares shall be applied as follows: The first $1,500,000 shall be paid to reimburse CNL for payments made to the bank pursuant to the Option Agreement. Fifty percent of the balance of the proceeds, not to exceed $2,500,000, shall be loaned to the Company by CNL. The balance of the proceeds belong to CNL. The amounts loaned by CNL to the Company shall be evidenced by notes which shall be due twelve months after making such loan and shall bear interest at the rate of 4% per annum. At maturity of the loans, the Company will have the option to repay the loan balance and accrued interest by issuing a new Series C Preferred Stock (the "Preferred Stock") valued at $5.00 per share. The Preferred Stock will be non-voting and will carry a cumulative dividend of 8% per annum, which may be payable by the issuance of shares of common stock valued at $5.00 per share up to a maximum of 40,000 shares per annum.

      No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to make such offer or solicitation in such jurisdiction.

                                 -------------

                                TABLE OF CONTENTS

                                                                      Page

Prospectus Summary................................................
The Offering......................................................
Summary Financial
  Information.....................................................
Risk Factors......................................................
Capitalization....................................................
Dividends.........................................................
Selected Financial Information....................................
Management's Discussion and
Analysis of Financial
 Condition and Results of
 Operations.......................................................
Market Price for Common Stock.....................................
Business..........................................................
Management........................................................
Certain Transactions..............................................
Principal Shareholders............................................
Description of
 Securities.......................................................
Shares Available for
 Future Sales.....................................................
Selling Securityholder and Plan of Distribution...................
Legal Proceedings.................................................
Legal Matters.....................................................
Experts...........................................................
Financial Statements..............................................

                                 -------------

Until _________, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                        1,775,000 SHARES OF COMMON STOCK

                               CONOLOG CORPORATION

                                 -------------

                                   PROSPECTUS

                                 -------------


                                _______ __, 1996

                                 -------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

      The estimated expenses in connection with this offering are as follows:

      SEC filing fee......................        $1,644.80
      Printing and engraving*.............        $5,000
      Legal fees and expenses*............       $50,000
      Accounting fees and expenses*.......       $20,000
      Miscellaneous expenses*.............       $13,355.20

            Total.........................       $90,000

----------
*  Indicates expenses that have been estimated for the purpose of filing.

Item 14.    Indemnification of Directors and Officers.

      Indemnification is provided for in Article Eighth of the Company's Certificate of Incorporation and such provisions are incorporated herein by reference.

      Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification.

      Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered) the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.    Recent Sales of Unregistered Securities.

      There were no underwriting discounts and commissions paid in connection with the issuance of any shares of Common Stock within the last three (3) years prior to the date of this Registration Statement other than those paid to I.A. Rabinowitz & Co., the Underwriter of the August 1995 Offering.

      On August 16,1995, the Company effected a 1-for-100 reverse stock split of its Common Stock on all shares of Common Stock outstanding as of such date.

      On August 16, 1995, holders of 19,360 shares of the Company's Series B Preferred Stock (Robert Benou and Arpad J. Havasy, officers and directors of the Company) converted their shares of Series B Preferred Stock into 387,200 shares of Common Stock (3,872 post-split shares).

      On August 16, 1995, $381,533 of the $420,179 of accrued dividends on the Series B Preferred Stock at December 31, 1994 were converted into 76,306 shares of Common Stock and the remaining dividends due to such holders (Messrs. Benou and Havasy) were waived.

      On August 16, 1995, accrued salaries of $309,109 owed by the Company to Mr. Benou were converted into 61,822 shares of Common Stock

      On August 16, 1995, Chase Manhattan Bank converted approximately $3,000,000 of debt into 375,000 shares of Common Stock.

Item 16.    Exhibits.

Exhibit No. Description of Exhibit

   1(a)*    Form of Underwriting Agreement

   1(b)*    Form of Selected Dealer Agreement

   1(c)*    Form of Agreement Among Underwriters

   3(a) Certificate of Incorporation - incorporated by reference to the Registrant's Exhibit 3.01 to Registration Statement on Form S-1 (File No. 2-31302).

    (b) Certificate of Amendment of Certificate of Incorporation - incorporated by reference to Exhibit 3.02 to the Registrant's Registration Statement on Form S-1 (File No. 2-31302).

    (c) Certificate of Amendment of Certificate of Incorporation incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K for July 1971.

    (d) Certificate of Ownership and Merger with respect to the merger of Data Sciences (Maryland) into the Registrant and the change of Registrant's name from "Data Sciences Incorporated" to "DSI Systems, Inc." - incorporated by reference to Exhibit 3.03(a) to the Registrant's Registration Statement on Form S-1 (File No. 2-31302).

    (e) Certificate of the Designation, Preferences and Relative, Participating, Option or Other Special Rights and Qualifications, Limitations or Restrictions thereof of the Series A Preferred Stock (par value $.50) of DSI Systems, Inc. - incorporated by reference to
            Exhibit 3.04 to the Registrant's Registration Statement on Form S-1 (File No. 2-31302).

    (f) Certificate of the Designation, Preferences and Relative, Participating, Option or Other Special Rights and Qualifications, Limitations or Restrictions thereof of the Series B Preferred Stock (par value $.50) of DSI Systems, Inc. - incorporated by reference to
            Exhibit 1 to the Registrant's Current Report on Form 8-K for November 1972.

    (g) Certificate of Ownership and Merger respecting merger of Conolog Corporation into the Registrant and the changing of the Registrant's name from "DSI Systems, Inc." to "Conolog Corporation" - incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K for June 1975.

    (h) Amended By-Laws - incorporated by reference to Exhibit 3(h) to the Registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1981.

   4(a)*    Specimen Certificate for shares of Common Stock

    (b)*    Specimen Certificate for Class A Warrant

    (c)*    Form of Warrant Agreement

    (d)*    Form of Representative's Unit Purchase Option

    (e)*    Form of Financial Consulting Agreement

   5 ** Opinion of Bernstein & Wasserman on legality of securities being registered.

  10.1      Credit Facility documents between Manufacturers Hanover Trust

            Company and the Registrant pursuant to which Registrant obtained a Credit Facility for $4,000,000 - incorporated by reference to
            Exhibit 6A-D to the Registrant's Current Report on Form 8-K dated April 5, 1989.

  10.2 *    Conolog Corporation 1995/1996 Stock Option Plan.

  10.3 *** Option and Purchase, Sale and Assignment Agreement, dated as of September 12, 1996 by and between The Chase Manhattan Bank and CNL Holdings, Inc.

  10.4 *** Irrevocably Proxy dated as of September 12, 1996 by and between CNL Holdings, Inc. and Conolog Corporation.

  10.5 *** Agreement dated September 12, 1996 by and between CNL Holdings, Inc. and Conolog Corporation.

  23.1 **   Consent of Bernstein & Wasserman (included in Exhibit No. 5)


  23.2 ** Consent of Rosenberg Rich Baker Berman & Company, Independent Certified Public Accountants.

----------
* Incorporated by reference to the Registrant's Registration Statement on Form S-1 (33-92424).

**    Filed herwith.


*** Incorporated by reference to initial filing of Registrant's Registration Statement on Form S-1 (333- 14247) filed on October 16, 1996.


Item 17.    Undertakings.

      (a) The undersigned registrant hereby undertakes to provide to the Representative at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Representative to permit prompt delivery to each purchaser.

      (b) Rule 415 Offering

      The undersigned registrant will:

      1. File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities

Act;

      (ii) Reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereto), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) Include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

      2. For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

      3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (c) Filings Incorporating Subsequent Exchange Act Documents by Reference.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing with a employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) Indemnification

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions referred to in Item 24 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


      (e) Rule 430A

      The undersigned Registrant hereby undertakes that:

      (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

      (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement for the securities offered in the Registration Statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

      (f) Request of Acceleration of Effective Date

      The Registrant may elect to request acceleration of the Registration Statement under Rule 461 of the 1933 Act.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 8th day of November, 1996.


                                       CONOLOG CORPORATION


                                           /s/   Robert S. Benou
                                       --------------------------------
                                       By:   Robert S. Benou
                                             President, Director, Chief
                                             Executive Officer, Chief
                                             Financial Officer and Comptroller




      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                 Title                             Date
        ---------                 -----                             ----


/s/Robert S. Benou         President, Director, Chief           November 8, 1996
------------------------   Executive Officer, Chief
Robert S. Benou            Financial Officer and Comptroller




/s/Arpad J. Havasy         Executive Vice President,            November 8, 1996
------------------------   Secretary, Treasurer and
Arpad J. Havasy            Director




/s/ Marc R. Benou          Vice President,                      November 8, 1996
------------------------   Assistant Secretary and
Marc R. Benou              Director




/s/ Louis S. Massad        Director                             November 8, 1996

------------------------
Louis S. Massad